                            SCHEDULE 14A INFORMATION


          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)



Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /        Preliminary Proxy Statement               / /        Confidential, for Use of the Commission
/X/        Definitive Proxy Statement                           Only (as permitted by Rule 14a-6(e)(2))
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


Notes:

                              ALASKA GOLD COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              ALASKA GOLD COMPANY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        $125  per Exchange  Act Rules  0-11(c)(1)(ii), 14a-6(i)(1),  14a-6(i)(2) or  Item 22(a)(2) of
           Schedule 14A.
/ /        $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
           (1)        Title of each class of securities to which transaction applies:
                      ----------------------------------------------------------------------------------
           (2)        Aggregate number of securities to which transaction applies:
                      ----------------------------------------------------------------------------------
           (3)        Per unit price or other underlying value of transaction computed pursuant to
                      Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                      ----------------------------------------------------------------------------------
           (4)        Proposed maximum aggregate value of transaction:
                      ----------------------------------------------------------------------------------
           (5)        Total fee paid:
                      ----------------------------------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of  the fee is offset as provided  by Exchange Act Rule 0-11(a)(2)  and identify  the filing for which the offsetting  fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)        Amount Previously Paid:
                      ----------------------------------------------------------------------------------
           (2)        Form, Schedule or Registration Statement No.:
                      ----------------------------------------------------------------------------------
           (3)        Filing Party:
                      ----------------------------------------------------------------------------------
           (4)        Date Filed:
                      ----------------------------------------------------------------------------------

Notes:

                              ALASKA GOLD COMPANY
                               2959 N. ROCK ROAD
                             WICHITA, KANSAS 67226



                                                               February 12, 1996


Dear Shareholder:


    You are cordially invited to attend a Special Meeting of Shareholders of Alaska Gold Company (the "Company") to be held on March 14, 1996 at 9:00 a.m., local time, at 2959 N. Rock Road, 5th Floor Conference Room, Wichita, Kansas 67226. The purpose of the Special Meeting is to approve and adopt the Agreement and Plan of Merger, dated as of September 1, 1995 (the "Merger Agreement"), adopted by the Board of Directors of Mueller Industries, Inc. ("Mueller" or the "Major Shareholder"), providing for the acquisition by the Company of all of its outstanding shares of Common Stock (the "Company Stock"), other than the shares owned by the Major Shareholder, for a consideration of $0.25 in cash for each outstanding share. The Major Shareholder owns approximately 85% of the Company's outstanding Common Stock. Pursuant to the Merger Agreement, this acquisition would be effected by means of a merger of Mueller Acquisition Corporation ("Newco"), a Delaware corporation wholly owned by the Major Shareholder, into the Company (the "Merger"), as a result of which the Company will become wholly owned by the Major Shareholder.


    Your Company's Board of Directors has reviewed the terms and conditions of the Merger Agreement as well as other factors, including that:

    - Since its incorporation in 1975, the Company has lost money in each year, with the exception of 1975 and 1985. Total profits in those two years aggregated $3.1 million. In the other 18 years, the Company's total losses aggregated over $100 million. In the time period 1976 to 1984, the Company lost $51.5 million. In the time period 1986 to 1994, the Company lost another $50.9 million.

    - As of September 30, 1995, the Company owed creditors more than $100 million. The vast majority of this debt is currently due and payable. Included in this debt is $95 million of term loans and advances from Mueller, plus an additional $4.9 million in notes payable to Mueller.

    - In 1990, prior to its delisting by the Pacific Stock Exchange, the Company Stock traded between $0.625 and $0.0625 per share. Since 1990, the Company has lost more than $20 million.

    - The Company's stockholders'  deficit was  $96.4 million  at September  30,
      1995.

    You are urged to read carefully the accompanying Proxy Statement in its entirety, including the section entitled "Special Factors," for important information regarding the Merger. After consideration of each of these factors, your Company's Board of Directors has unanimously determined that the terms of the Merger are fair to and in the best interests of shareholders of the Company other than the Major Shareholder and has unanimously approved the Merger Agreement. The affirmative vote of holders of a majority of the outstanding Company Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement. Because the Major Shareholder intends to vote all of its shares in favor of the Merger Agreement, approval and adoption of the Merger Agreement is assured.

    Promptly after the Merger is consummated, a Letter of Transmittal with instructions will be mailed to all shareholders of record to use in surrendering their certificates representing Company Stock. PLEASE DO NOT SEND YOUR CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

    A form of proxy solicited by the Company's Board of Directors is enclosed for your convenience. Please mark, sign, date and return it promptly. If you attend the Special Meeting, you may vote your shares personally whether or not you have previously submitted a proxy; however, please complete, sign, date and promptly return the enclosed proxy. All properly executed proxies received prior to or at the Special Meeting, unless revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. Your prompt return of the enclosed proxy will be greatly appreciated.

                                          Sincerely yours,

                                             [LOGO]
                                          James E. Browne
                                          SECRETARY

                              ALASKA GOLD COMPANY
                               2959 N. ROCK ROAD
                             WICHITA, KANSAS 67226

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 14, 1996


                            ------------------------


    A Special Meeting of shareholders of Alaska Gold Company (the "Company") will be held at 2959 N. Rock Road, 5th Floor Conference Room, Wichita, Kansas 67226 on March 14, 1996, at 9:00 a.m., local time, for the following purposes:


        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 1, 1995, adopted by the Board of Directors of Mueller Industries, Inc. ("Mueller" or the "Major Shareholder"), pursuant to which, among other things, (a) Mueller Acquisition Corporation ("Newco"), a Delaware corporation wholly owned by the Major Shareholder, will be merged with and into the Company with the Company being the surviving corporation (the "Merger"), and (b) all shares of the Company's Common Stock (the "Company Stock") other than the shares of Company Stock owned by the Major Shareholder, will be converted into the right to receive $0.25 cash per share, and thereafter the Company will be wholly owned by Mueller.

        2. To transact such other business as may properly come before the Special Meeting and any adjournment thereof.

    The Merger Agreement is attached as ANNEX A to the accompanying Proxy Statement. Shareholders who do not wish to accept the $0.25 cash per share payment and who comply with the requirements of Section 262 of the Delaware General Corporation Law have the right to seek an appraisal by the Delaware Court of Chancery of the fair value of their shares of Company Stock. For a description of the rights of shareholders pursuant to Section 262 and a description of the procedures thereunder, see "Appraisal Rights" in the accompanying Proxy Statement. A copy of the text of Section 262 is attached as ANNEX B to the accompanying Proxy Statement. The Proxy Statement and the ANNEXES thereto form a part of this Notice.


    The Board of Directors of the Company has fixed the close of business on February 9, 1996 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof. The affirmative vote of holders of a majority of the outstanding Company Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement. The Merger does not require the approval of a majority of the shareholders of the Company other than the Major Shareholder (the "Public Shareholders"). Because the Major Shareholder owns approximately 85% of the Company Stock and intends to vote all of such shares in favor of the Merger Agreement, approval and adoption of the Merger Agreement is assured. Nevertheless, the Company is holding the Special Meeting because it is required to do so under Delaware law and proxies are being solicited pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.


    PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. YOUR PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                                             [LOGO]
                                          James E. Browne
                                          SECRETARY

Wichita, Kansas
February 12, 1996


      PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY,
         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING

      PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

February 12, 1996


                              ALASKA GOLD COMPANY
                               2959 N. ROCK ROAD
                             WICHITA, KANSAS 67226
                                 (316) 636-6316
                            ------------------------

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                            ------------------------

                                  INTRODUCTION


    This Proxy Statement is being furnished to shareholders of Alaska Gold Company, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Company's Special Meeting of Shareholders to be held on March 14, 1996 and at any adjournment or postponement thereof (the "Special Meeting").


MATTERS TO BE CONSIDERED AT THE MEETING

    At the Special Meeting, shareholders will be asked to approve and adopt the Agreement and Plan of Merger, dated as of September 1, 1995 (the "Merger Agreement"), by and among the Company, Mueller Industries, Inc. ("Mueller" or the "Major Shareholder") and Mueller Acquisition Corporation ("Newco"), a Delaware corporation which is wholly owned by Mueller. The Merger Agreement provides, by means of a merger (the "Merger") of Newco with and into the Company, for the acquisition by the Company, for a consideration of $0.25 in cash per share, without interest (the "Merger Consideration"), of each share of the Company's Common Stock, par value $.10 per share (the "Company Stock"), outstanding at the effective time of the Merger (the "Effective Time"), other than shares of the Company Stock held by the Major Shareholder. The Major Shareholder, who owns all of Newco's outstanding capital stock, owns approximately 85% of the Company Stock. In connection with, but only in connection with, the consummation of the Merger, the Major Shareholder will cancel, simultaneously with the consummation of the Merger, the shares of Company Stock owned by it, and has waived its right to receive the Merger Consideration. As a result of the Merger, the Company will become wholly owned by the Major Shareholder. A copy of the Merger Agreement is attached to this Proxy Statement as ANNEX A. The surviving corporation in the Merger will be the Company. At the Effective Time, each share of Company Stock outstanding immediately prior to the Effective Time (other than shares of Company Stock held by the Major Shareholder) will be converted into the right to receive the Merger Consideration in cash, without interest. See "Special Factors" and "The Merger."

                            ------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------


    The date of this Proxy Statement, and the approximated date it will be mailed to shareholders, is February 12, 1996.


VOTING AT THE MEETING


    The Board has fixed the close of business on February 9, 1996 as the record date (the "Record Date") for determining the holders of Company Stock entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were (i) 5,000,000 shares of Company Stock outstanding and entitled to vote and approximately 3,722 holders of record of Company Stock. The presence, in person or by properly executed proxy, of holders of a majority of the outstanding shares of Company Stock is necessary to constitute a quorum at the Special Meeting. Each shareholder is entitled to one vote for each share of Company Stock held by such shareholder.

    Under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of Company Stock entitled to vote at the Special Meeting is required to approve the Merger. Because the Major Shareholder, which owns approximately 85% of the Company Stock, intends to vote its shares in favor of the Merger, approval and adoption of the Merger Agreement is assured. Nevertheless, the Company is holding the Special Meeting because it is required to do so under Delaware law, and proxies are being solicited pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

APPRAISAL RIGHTS

    Under Section 262 of the Delaware General Corporation Law ("DGCL"), holders of record of shares of Company Stock who do not wish to accept the Merger Consideration and who have neither voted in favor of the Merger nor consented thereto in writing have the right to seek an appraisal of the fair value of their shares in the Delaware Court of Chancery (the "Delaware Court"). A vote in favor of the Merger or a consent thereto in writing constitutes a waiver of such appraisal rights. In addition, shareholders who vote in favor of the Merger may later be estopped from challenging it in a subsequent lawsuit. See "SPECIAL FACTORS -- Appraisal Rights" and ANNEX B.

PROXIES

    All shares of Company Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies previously have been revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. IF NO SUCH INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT. As noted under "Appraisal Rights," a vote FOR the approval of the Merger will constitute a waiver of the appraisal rights associated with the Company Stock. The Board does not know of any other matters which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary of the Company, at or prior to the Special Meeting, a subsequent proxy relating to the same shares of Company Stock, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, constitute a revocation of proxy). Any written notice revoking a proxy should be sent to Alaska Gold Company, 2959 N. Rock Road, Wichita, Kansas 67226.

    Proxies are being solicited by and on behalf of the Board. The Company will bear the cost of preparing and mailing the proxy material furnished to the Company's shareholders in connection with the Special Meeting. Proxies will be solicited by mail. Directors, officers and employees of the Company may also solicit proxies by telephone, telegram or personal contact. Such persons will receive no additional compensation for such services but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Company Stock held in the names of such fiduciaries, custodians and brokerage houses.

    All information contained in this Proxy Statement concerning Newco, the Major Shareholder and the plans for Newco and the Company after the Merger has been supplied by Newco. All other information contained in this Proxy Statement has been supplied by the Company.

POSITION OF THE COMPANY'S BOARD; CONFLICTS OF INTEREST

    The Board has determined that the acquisition of the Company Stock pursuant to the Merger Agreement is in the best interests of the Company and the Public Shareholders and has approved the Merger Agreement.

    SHAREHOLDERS SHOULD BE AWARE THAT IN CONSIDERING THE MERGER, THE TERMS OF THE MERGER WERE ESTABLISHED BY THE BOARD OF DIRECTORS OF NEWCO, AND AGREED TO BY THE COMPANY, THAT THE BOARD OF THE COMPANY IS COMPRISED IN ITS ENTIRETY OF DIRECTORS THAT ARE AFFILIATED WITH MUELLER, AND THAT THE TERMS OF THE MERGER WERE NOT THE SUBJECT OF ARM'S-LENGTH NEGOTIATIONS AMONG ANY OF SUCH ENTITIES. NEITHER MUELLER, THE COMPANY NOR ANY OF THEIR DIRECTORS RETAINED AN UNAFFILIATED REPRESENTATIVE TO ACT SOLELY ON BEHALF OF THE PUBLIC SHAREHOLDERS FOR THE PURPOSE OF NEGOTIATING THE TERMS OF THE MERGER OR PREPARING A REPORT CONCERNING THE FAIRNESS OF THE MERGER. NEVERTHELESS, BASED UPON CAREFUL CONSIDERATION OF ALL THE FACTORS DESCRIBED BELOW UNDER "SPECIAL FACTORS," THE BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO THE PUBLIC SHAREHOLDERS. SEE "SPECIAL FACTORS" AND "INTEREST OF PERSONS IN THE MERGER, CONFLICTS OF INTEREST" BELOW.

    No person is authorized to give any information or make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company or Newco since the date hereof.

                             ADDITIONAL INFORMATION

    Pursuant to the requirements of Section 13(e) of the Exchange Act and Rule 13e-3 promulgated thereunder, the Company, as issuer of the class of equity securities which is the subject of the Rule 13e-3 transaction, together with Newco and Mueller, has filed with the Securities and Exchange Commission (the "Commission") a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits information, exhibits and undertakings contained in the Schedule 13E-3. Such additional information can be inspected at and obtained from the Commission in the manner set forth below under "Available Information."

    Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Each such statement is qualified in its entirety by such reference.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Such reports, proxy statements and other information filed by the Company, as well as the aforementioned Schedule 13E-3, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be available at the Regional Offices of the Commission located at 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE CORPORATE SECRETARY'S OFFICE, ALASKA GOLD COMPANY, 2959 N. ROCK ROAD, WICHITA, KANSAS 67226, TELEPHONE NUMBER (316) 636-6316. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN MARCH 7, 1996.


                     INFORMATION INCORPORATED BY REFERENCE

    The following documents are incorporated by reference herein:

    The Company's Annual  Report on Form  10-K for the  year ended December  31,
    1994;

    The Company's Quarterly Reports on Form 10-Q for the quarters ended April 1, 1995, July 1, 1995 and September 30, 1995; and

    The Company's Current Report on Form 8-K filed with the Commission on September 13, 1995.

    All other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act after December 31, 1994, and prior to the date of this Proxy Statement, shall be deemed to be incorporated by reference herein.

    Any statement contained in a document filed with the Commission prior to the date hereof and incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. The modifying or superseding statement may, but need not, state that it has modified or superseded a prior statement or include any other information set forth in the document that is not so modified or superseded. The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact, an omission to state a material fact necessary to make a statement not misleading, or the employment of a manipulative, deceptive or fraudulent device, contrivance, scheme, transaction, act, practice, course of business or artifice to defraud, as those terms are used in the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act or the rules and regulations thereunder. Any statement so modified shall not be deemed in its unmodified form to constitute a part hereof for purposes of the Exchange Act. Any statement so superseded shall not be deemed to constitute a part hereof for purposes of the Exchange Act.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
INTRODUCTION...............................................................................................          i
  Matters to be Considered at the Meeting..................................................................          i
  Voting at the Meeting....................................................................................          i
  Appraisal Rights.........................................................................................         ii
  Proxies..................................................................................................         ii
  Position of the Company's Board; Conflicts of Interest...................................................        iii

ADDITIONAL INFORMATION.....................................................................................        iii

AVAILABLE INFORMATION......................................................................................         iv

INFORMATION INCORPORATED BY REFERENCE......................................................................         iv

SUMMARY....................................................................................................          1
  The Special Meeting......................................................................................          1
  The Merger...............................................................................................          1
  Required Vote............................................................................................          1
  Appraisal Rights.........................................................................................          1
  The Effective Time.......................................................................................          2
  Background of the Merger.................................................................................          2
  Recommendation of Board of Directors, Fairness of the Transaction........................................          2
  Other Opinions...........................................................................................          3
  Purpose and Reasons for the Merger.......................................................................          3
  Outlook..................................................................................................          3
  Interests of Certain Persons in the Merger, Conflicts of Interest........................................          4
  Financing of the Merger..................................................................................          4
  Expenses of the Merger...................................................................................          4
  Conditions to the Merger.................................................................................          5
  Exchange of Certificates.................................................................................          5
  Federal Income Tax Consequences..........................................................................          5
  Certain Litigation Concerning the Proposed Merger........................................................          5
  Business of the Company..................................................................................          5
  Selected Consolidated Financial Data.....................................................................          6
  Recent Developments......................................................................................          6
  Dividends................................................................................................          6
  Newco....................................................................................................          6

SPECIAL FACTORS............................................................................................          7
  Background of the Merger.................................................................................          7
  Timing of the Merger.....................................................................................          7
  Proceedings of the Board, Fairness of the Transaction....................................................          8
  Fairness of the Merger...................................................................................          8
  Reports and Appraisals...................................................................................         10
  Structure and Purpose of the Merger......................................................................         10
  Alternatives to the Merger...............................................................................         11
  Certain Effects of the Merger............................................................................         11
  Interests of Certain Persons in the Merger, Conflicts of Interest........................................         11
  Certain Federal Income Tax Consequences of the Merger....................................................         12
  Appraisal Rights.........................................................................................         13
  Financing of the Merger..................................................................................         16
  Expenses of the Merger...................................................................................         16
  Certain Litigation Concerning the Proposed Merger........................................................         16

                                                                                                               PAGE
                                                                                                             ---------
THE MERGER.................................................................................................         16
  General..................................................................................................         16
  Required Vote............................................................................................         16
  Effective Time...........................................................................................         16
  Payment for Shares of Company Stock......................................................................         17
  Conditions to the Merger, Waiver.........................................................................         17
  Certain Covenants of the Company and Newco...............................................................         18
  Termination, Amendments..................................................................................         18
  No Third-Party Beneficiaries.............................................................................         18

CERTAIN INFORMATION REGARDING NEWCO, THE MAJOR SHAREHOLDER AND THE SURVIVING CORPORATION...................         19

DESCRIPTION OF COMPANY STOCK...............................................................................         19

RECENT MARKET PRICES.......................................................................................         20
  Dividends................................................................................................         20
BUSINESS OF THE COMPANY....................................................................................         21
  Overview.................................................................................................         21
  Transactions with Affiliates.............................................................................         21
  Selected Consolidated Financial Data.....................................................................         22
  Management's Discussion and Analysis of Results of Operations and Financial Condition....................         23

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF THE COMPANY..............................................         26
  Beneficial Ownership.....................................................................................         26
  Certain Transactions in Company Stock....................................................................         26
  Proxy Solicitation.......................................................................................         26
  Current Information: Delisting and Deregistration........................................................         26
  Independent Auditors.....................................................................................         27
  Future Shareholder Proposals.............................................................................         27
  Other Business...........................................................................................         27

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

ANNEX A: AGREEMENT AND PLAN OF MERGER......................................................................        A-1

ANNEX B: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW...............................................        B-1

                                    SUMMARY

    The following is a summary of information contained in this Proxy Statement. This summary is not intended to be a complete statement of all material features of the Merger and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement, including the Annexes attached hereto. Terms used but not defined in this summary have the meanings ascribed to them elsewhere in this Proxy Statement. Shareholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

THE SPECIAL MEETING


    A Special Meeting of Shareholders of the Company will be held on March 14, 1996 at 9:00 a.m. local time, at 2959 N. Rock Road, 5th Floor Conference Room, Wichita, Kansas 67226, to approve and adopt a proposal recommended by the Board to approve the Merger Agreement, by and among the Company, Newco and the Major Shareholder, which provides for the merger of Newco with and into the Company. A copy of the Merger Agreement is attached hereto as ANNEX A. See "Introduction."


THE MERGER

    The Merger Agreement provides that, subject to the approval of the Merger Agreement by the shareholders of the Company and satisfaction of other conditions, Newco will be merged with and into the Company, and the Company will be the surviving corporation and will become wholly owned by the Major Shareholder. The Major Shareholder, who owns all of Newco's outstanding capital stock, owns 4,250,027 shares or approximately 85% of the Company Stock. Pursuant to the Merger Agreement, at the Effective Time, each share of Company Stock outstanding, other than shares held by the Major Shareholder, will be automatically converted into the right to receive the Merger Consideration. The holders of such shares are referred to throughout this Proxy Statement as the "Public Shareholders." In connection with, and only in connection with, the consummation of the Merger, the Major Shareholder has agreed to cancel, simultaneously with the consummation of the Merger, the shares of Company Stock owned by it and has waived its right to receive the Merger Consideration. After consummation of the Merger, the entire equity interest in the Company will be beneficially owned by the Major Shareholder. See "The Merger," "Special Factors -- Interests of Certain Persons in the Merger, Conflicts of Interest" and "Special Factors -- Certain Effects of the Merger."

REQUIRED VOTE

    Under Delaware law, the affirmative vote of the holders of a majority of the shares of Company Stock voting at the Special Meeting is required for approval of the Merger Agreement. Because the Major Shareholder, which owns approximately 85% of the Company Stock, intends to vote its shares in favor of the Merger, approval and adoption of the Merger Agreement is assured. Nevertheless, the Company is holding the Special Meeting because it is required to do so under Delaware law and proxies are being solicited pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

APPRAISAL RIGHTS

    Under Section 262 of the DGCL, holders of record of shares of Company Stock who do not wish to accept the Merger Consideration have the right to seek an appraisal of the fair value of their shares of Company Stock in the Delaware Court. Holders of Company Stock desiring to exercise their appraisal rights under the DGCL are referred to herein as "Appraisal Shareholders."


    Each Appraisal Shareholder who has not voted in favor of the Merger and who wishes to assert a right to appraisal must make a written demand to the Company which reasonably informs the Company of the Appraisal Shareholders' identity and his or her intention to demand an appraisal for his or her shares of Company Stock. Failure to make such demand on or before March 14, 1996 will foreclose an Appraisal Shareholder's right to an appraisal.


    Within 120 days after the Effective Time (the "120-Day Period"), any Appraisal Shareholder who has properly demanded an appraisal and who has not withdrawn his or her demand (such Appraisal

Shareholders being hereinafter referred to collectively as the "Dissenting Shareholders") and the Company each has the right to file in the Delaware Court a petition (the "Petition") demanding a determination of the fair value of the shares of Company Stock (the "Dissenting Shares") held by all of the Dissenting Shareholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to an appraisal will cease and all of the Dissenting Shareholders will become entitled to receive the Merger Consideration, without interest thereon after the Effective Time, with respect to such Dissenting Shares. The Company is not obligated and does not intend to file a Petition.

    Upon the filing of the Petition, service of a copy thereof is required to be made upon the surviving corporation, which shall, within 20 days after such service, file in the office of the Register in Chancery in which the Petition was filed, a duly verified list containing the names and addresses of all Appraisal Shareholders. The Delaware Court may order that notice of the time and place fixed for the hearing on the Petition be sent by registered or certified mail to the surviving corporation and all of the Dissenting Shareholders, and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court. If a hearing on the Petition is held, the Delaware Court is empowered to determine which Appraisal Shareholders have complied with the provisions of Section 262 of the DGCL and are entitled to an appraisal of their shares of Company Stock. See "SPECIAL FACTORS -- Appraisal Rights" and ANNEX B.

THE EFFECTIVE TIME


    The Merger will become effective as of the filing of a Certificate of Merger, consistent with the Merger Agreement, with the Secretary of State of the State of Delaware (the "Effective Time"). The Merger will be consummated only upon satisfaction or waiver, where permissible, of the terms and conditions contained in the Merger Agreement and provided that the Merger Agreement has not been terminated. If the Merger has not been consummated by June 30, 1996, either the Company or Newco may terminate the Merger Agreement so long as the reason that the Merger has not been consummated is not due to the failure of the party choosing to terminate to fulfill any of its obligations thereunder. No such waiver or termination will require the vote or consent of the holders of Company Stock.


BACKGROUND OF THE MERGER

    The terms of the Merger were established by the Board of Directors of Newco and agreed to by the Company. The Board is comprised in its entirety of directors who are affiliated with Mueller. The sole director and executive officer of Newco is William H. Hensley. Mr. Hensley's principal occupation is to serve as Vice-President, General Counsel and Secretary of the Major Shareholder. The terms of the Merger were not the subject of arm's-length negotiations among any of Newco, the Company or Mueller and neither Mueller, the Company nor any of their directors retained an unaffiliated representative to act solely on behalf of the Public Shareholders for the purpose of negotiating the terms of the Merger or preparing a report concerning the fairness of the Merger. For a description of the factors considered in the determination of the Merger Consideration and the fairness of the transaction, see "SPECIAL FACTORS -- Proceedings of the Board, Fairness of the Transaction, -- Fairness of the Merger." For a description of the events leading up to the approval of the Merger Agreement, see "SPECIAL FACTORS -- Background of the Merger."

RECOMMENDATION OF BOARD OF DIRECTORS, FAIRNESS OF THE TRANSACTION

    At a meeting held on September 1, 1995, the Board met to consider the Merger and unanimously concluded that the Merger is fair to and in the best interests of the Public Shareholders, approved and adopted the Merger Agreement and directed that a proposal to approve and adopt the Merger and the Merger Agreement be submitted to a vote of the Company's shareholders. For a discussion of the factors considered by the Board in reaching their determination, see "Special Factors -- Proceedings of the Board, Fairness of the Transaction and -- Fairness of the Merger."

    THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. MEMBERS OF THE BOARD HAVE CERTAIN INTERESTS WHICH MAY PRESENT THEM WITH CONFLICTS OF INTEREST IN CONNECTION WITH THE MERGER. See "Special Factors -- Interest of Certain Persons in the Merger, Conflicts of Interest."

OTHER OPINIONS

    Neither the Company, Newco nor Mueller has received any report, opinion or appraisal from an outside party which is materially related to the Merger.

PURPOSE AND REASONS FOR THE MERGER

    The Company entered into the Merger Agreement because the Board concluded that the terms of the Merger are fair to and in the best interests of the Public Shareholders. Since its incorporation in 1975, the Company has lost money in each year, with the exception of 1975 and 1985. Total profits in those two years aggregated $3.1 million. In the other 18 years, the Company's total losses aggregated over $100 million. In the time period 1976 to 1984, the Company lost $51.5 million. In the time period 1986 to 1994, the Company has lost another $50.9 million. As of September 30, 1995, the Company owed creditors more than $100 million. The vast majority of this debt is currently due and payable. Included in this debt is $95 million of term loans and advances from Mueller, plus an additional $4.9 million in notes payable to Mueller. In 1990, prior to its delisting by the Pacific Stock Exchange, the Company's Stock traded between $0.625 and $0.0625. Since 1990, the Company has lost more than another $20 million and its stockholders' equity was a negative $96.4 million at September 30, 1995.

    Because of the consistency and magnitude of the Company's losses, the Board considered it unlikely that the indebtedness owing to Mueller could be repaid. As a result, the Board considered the terms of the Merger, in which the Public Shareholders will receive the Merger Consideration, to be preferable to filing for protection under the bankruptcy laws, in which event it would be unlikely that the Public Shareholders would receive any distribution with respect to their investment. In light of these factors, the Board believed that the Merger could improve the Company's prospects for viability because it would enable Mueller to realize the benefits and bear the risks of complete ownership of the Company including the opportunity to (i) facilitate inter-company activity between Mueller and the Company, (ii) permit combinations of management and other resources of the Company and Mueller, including, among other things, the consolidation of the Company's business and operating structure with a view toward improving operations and reducing expenses of the Company, (iii) enable the Company's management (or any successors thereto) to devote itself to building long-term values for the Company without the concern that such efforts may adversely affect short-term results, and (iv) eliminate the need for the Company to comply with the reporting requirements of the Exchange Act and to maintain separately audited financial statements. See "Special Factors -- Proceedings of the Board, Fairness of the Transaction, -- Structure and Purpose of the Merger and -- Certain Effects of the Merger."

    The structure of the acquisition as a merger was determined by Newco. The Merger has been structured as a merger of Newco and the Company in order to effectuate the acquisition of all the outstanding shares of Company Stock other than shares owned by the Major Shareholder, thereby transferring the entire beneficial equity interest in the Company to the Major Shareholder. The Merger has been structured as a merger of Newco into the Company, with the Company as the surviving corporation, in order to preserve the Company's corporate entity and existing contractual arrangements with third parties. See "Special Factors -- Structure and Purpose of the Merger."

OUTLOOK

    The continued viability of the Company as a going concern is dependent upon its ability to generate sufficient working capital through future profitable operations and sales of assets, including land owned by the Company, and to maintain or restructure its existing financing from Mueller in a manner acceptable to both Mueller and the Company. The Board believed it was unlikely that the Company would be able to repay all of its outstanding obligations to Mueller. However, the Board believed that the Merger could improve the Company's prospects for viability because it would facilitate inter-company activity between Mueller and the Company, permit the consolidation of the Company's business and operating structure with a view toward improving operations and reducing expenses of the Company, and eliminate the need for the Company to comply with the reporting requirements of the Exchange Act and to maintain separately audited financial statements.

INTERESTS OF CERTAIN PERSONS IN THE MERGER, CONFLICTS OF INTEREST

    In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that members of the Company's management and the Board have interests summarized below which present them with conflicts of interest in connection with the Merger Agreement. The Board was aware of these conflicts and considered them among the other matters described under "Special Factors -- Background of the Merger" and "-- Proceedings of the Board, Fairness of the Transaction." See "Special Factors -- Interests of Certain Persons in the Merger, Conflicts of Interest."

    OWNERSHIP OF THE COMPANY AFTER THE MERGER. After the Merger, the Major Shareholder will own all of the Company's outstanding capital stock. See "Certain Information Regarding Newco, the Major Shareholder and the Surviving Corporation."

    DIRECTORS OF THE COMPANY AFTER THE MERGER. The Merger Agreement provides that, after the Merger, the current directors of the Company will remain in such capacities with the surviving corporation until their successors are duly elected or appointed in accordance with applicable law.

    EMPLOYMENT OF COMPANY'S EMPLOYEES. Newco has indicated that, subsequent to the Merger, the current officers and employees of the Company will remain in such capacities with the surviving corporation.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. Under the Company's existing Certificate of Incorporation, By-laws and certain indemnification arrangements, and under currently effective officers' and directors' liability insurance, the Company's officers and directors may have certain rights to indemnification with respect to any litigation relating to the Merger. See "Special Factors -- Proceedings of the Board, Fairness of the Transaction," and "The Merger -- Certain Covenants of the Company and Newco."

FINANCING OF THE MERGER

    Approximately $237,500 will be required in order to pay (i) the holders of all outstanding shares of Company Stock, other than shares of Company Stock held by the Major Shareholder, for their shares and (ii) the expenses in connection with the Merger. Newco has represented to the Company that it has sufficient cash to enable it to consummate the Merger and that it will be funded with adequate cash before the Effective Time (except that the Merger Consideration will be paid directly by the Major Shareholder). Accordingly, financing is not a condition to the consummation of the Merger. See "Special Factors -- Financing of the Merger."

EXPENSES OF THE MERGER

    Whether or not the Merger is consummated, Newco has agreed to (i) assume all of the obligations of the Major Shareholder and any entity formed by it incurred for purposes of completing the Merger, including Newco, and including without limitation, indemnities, contribution, compensation and expense reimbursements, and (ii) pay all reasonable attorneys' fees, expenses and disbursements incurred in connection with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Newco will not assume any obligation to pay the Merger Consideration or any fees and expenses if the Merger Agreement is terminated because of a material breach by the Company of any of its representations, warranties or covenants under the Merger Agreement. See "Special Factors -- Expenses of the Merger."

CONDITIONS TO THE MERGER

    The obligations of the parties to consummate the Merger are subject to the approval of the Merger Agreement by the shareholders of the Company, and compliance with other covenants and conditions. See "The Merger -- Conditions to the Merger, Waiver" and "-- Certain Covenants of the Company and Newco."

EXCHANGE OF CERTIFICATES

    As soon as practicable following the Effective Time, a letter of transmittal and instructions for use in surrendering certificates for Company Stock in exchange for the Merger Consideration will be mailed to all shareholders. Shareholders must return the completed letters of transmittal and their certificates in accordance with the instructions in order to exchange their certificates for the Merger Consideration to be received by such shareholder.

    At or promptly after the Effective Time, cash in an amount sufficient to pay all shareholders the amounts to which they will become entitled as a result of the Merger will be deposited with Continental Stock Transfer & Trust Co. (the "Exchange Agent"). As soon as practicable after the Effective Time, the Exchange Agent will commence distributing cash to each shareholder (other than the Major Shareholder) upon the surrender by such shareholder of stock certificates for Company Stock accompanied by a duly executed letter of transmittal. After the Merger, each outstanding certificate which prior thereto represented issued and outstanding shares of Company Stock shall be deemed for all purposes to represent only the right of the holder to receive $0.25 in cash, without interest, per share of Company Stock (other than shares of Company Stock held by the Major Shareholder).

HOLDERS OF COMPANY STOCK SHOULD NOT FORWARD THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. TRANSMITTAL MATERIALS AND INSTRUCTIONS RELATING TO STOCK CERTIFICATES WILL BE MAILED TO SHAREHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. SEE "THE MERGER."

FEDERAL INCOME TAX CONSEQUENCES

    Generally, if the Merger is consummated, each shareholder of record at the Effective Time (other than the Major Shareholder) will be entitled to receive cash for their shares and will recognize taxable gain or loss for federal income tax purposes equal to the difference, if any, between the amount of such cash received and the tax basis of the stock exchanged. Each shareholder should consult such shareholder's tax adviser as to the particular consequences of the Merger to such shareholder, including the application of state, local and foreign tax laws. See "Special Factors -- Certain Federal Income Tax Consequences of the Merger."

CERTAIN LITIGATION CONCERNING THE PROPOSED MERGER

    There is no litigation concerning the Merger.

BUSINESS OF THE COMPANY

    The Company mines placer gold in Nome, Alaska. See "Business of the Company." The Company is incorporated in Delaware and its principal executive offices are located at 2959 N. Rock Road, Wichita, Kansas 67226; telephone number (316) 636-6316.

SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected historical financial information for the Company for each of the five years in the period ended December 31, 1994 and for the nine months ended September 30, 1995 and September 24, 1994. The following information should be read in conjunction with "Business of the Company -- Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and related Notes included elsewhere in this Proxy Statement.

                              ALASKA GOLD COMPANY
                            SELECTED FINANCIAL DATA

                                         NINE MONTHS ENDED                         YEAR ENDED
                                        --------------------  -----------------------------------------------------
                                         9/30/95    9/24/94     1994       1993       1992       1991       1990
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Sales.................................  $   3,542  $   3,636  $   5,537  $   8,402  $   6,712  $   6,864  $   8,444
Operating Income (loss)...............       (381)    (1,515)    (1,612)        20        556    (15,516)    (3,704)
Net loss..............................     (2,535)    (2,869)    (3,505)    (1,336)      (747)   (17,961)    (9,225)
Net loss per share....................      (0.51)     (0.57)     (0.70)     (0.27)     (0.15)     (3.59)     (1.85)
Total assets..........................      9,036      8,300      6,714      2,551      4,635      3,424     15,366
Accumulated deficit...................   (101,785)   (98,614)   (99,250)   (95,745)   (94,409)   (93,662)   (75,701)
Term loans and advances payable to
 Mueller..............................     95,016     91,011     91,334     88,296     89,106     85,609     82,747
Long-term debt........................      6,089      1,686      4,958     --              7          7         26
Dividends per share...................     --         --         --         --         --         --         --
Book Value per share..................    (19.278)   (18.643)   (18.771)   (18.070)   (17.802)   (17.653)   (14.061)


RECENT DEVELOPMENTS



    During the fourth quarter of 1995, the Company borrowed an additional $1.9 million from Mueller. Proceeds from these borrowings were used to fund open pit operations. In addition, the Company sold approximately 9,500 ounces of gold from its inventory for $3.7 million dollars. At December 30, 1995, approximately twenty-eight ounces remained in inventory, valued at less than $10,000. Proceeds from these sales were used to fund operating costs of open pit operations and to reimburse Mueller for services provided to and payments made on the Company's behalf. These payments to Mueller, after giving effect to the additional borrowings, reduced the total debt owed to Muller by approximately $.7 million in the fourth quarter.


DIVIDENDS

    The Company has never paid a cash dividend to its shareholders. Pursuant to the DGCL, the Company is permitted to pay dividends only out of its surplus as defined by such law or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or its net profits for the preceding fiscal year (exclusive, in the case of the Company, of any depletion). The Company has been prohibited by such law from paying dividends.

NEWCO

    Newco is a Delaware corporation organized by the Major Shareholder on August 30, 1995 in connection with the Merger. The Major Shareholder owns all of the capital stock of Newco. The sole director and executive officer of Newco is William H. Hensley. Mr. Hensley's principal occupation is to serve as Vice-President, General Counsel and Secretary of the Major Shareholder. Prior to the Merger, Newco will not have any significant assets or liabilities (other than rights and obligations related to the Merger).

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    Following the meeting of the Board of Directors of the Major Shareholder held on August 10, 1995, the Major Shareholder made a formal proposal to the Company's Board of Directors to buy all of the Company Stock not owned by it for a consideration of $.25 in cash for each outstanding share (the "Proposal"). The Board determined that it would be appropriate to review the advisability and fairness of the Proposal to the Public Shareholders.

TIMING OF THE MERGER

    The Merger is being undertaken at this time because the Board believed that it could improve the Company's prospects for viability because it would facilitate inter-company activity between Mueller and the Company, permit combinations of management and other resources of the Company and Mueller, including, among other things, the consolidation of the Company's business and operating structure with a view toward improving operations and reducing expenses of the Company, enable the Company's management (or any successors thereto) to devote itself to building long-term values for the Company without the concern that such efforts may adversely affect short-term results, and eliminate the need for the Company to comply with the reporting requirements of the Exchange Act and to maintain separately audited financial statements. See "Special Factors -- Proceedings of the Board, Fairness of the Transaction, -- Structure and Purpose of the Merger and -- Certain Effects of the Merger."


    The fact that the Company had substantially more gold in inventory at the end of the third quarter did not influence the timing of the transaction. The Company's open pit mining operations involve removing the overburden and stockpiling pay gravel during the winter near the wash plant area. During the summer, after natural thawing, the pay gravel is processed through the wash plant and the gold recovered. The Company determined to hold most of its gold in inventory until completion of the processing operations, which occurred after the end of the third quarter. The Company sold approximately 9,500 ounces of gold from its inventory for $3.7 million. Proceeds from these sales were used to fund operating costs of open pit operations and to reimburse Mueller for services provided to and payments made on behalf of the Company. These payments to Mueller, after giving effect to an additional $1.9 million borrowed during the fourth quarter of 1995, reduced the total debt owed to Mueller by approximately $.7 million in the fourth quarter. At December 30, 1995, approximately twenty-eight ounces of gold remained in inventory, valued at less than $10,000.


    Although the Company had net income of $481,000 for the quarter ended September 30, 1995, its operations are not anticipated to generate sufficient profits to generate sustained net income or repay a meaningful amount of its current debt. Since the Company amortizes its open pit mining costs using a percentage of completion method, any increase in actual gold production compared to projected production will have a positive effect in the period in which the remaining gold is processed. The Company's recovery per yard of pay gravel compared favorably to its projections, which had a positive effect in that quarter. Management believes that the Company will essentially break even in the fourth quarter. However, in both 1992 and 1993, the Company had a profitable quarter, but at the end of both years it reported losses for the year as a whole. The same result will be true for the Company in 1995, namely a loss for the year as a whole. During the first six months of 1996, the Company anticipates that its operations will be unprofitable. Wash operations have now ceased and no new gold will be processed through the wash plant until the summer of 1996. In the meantime, the Company will continue to incur ongoing administrative costs and interest expense. While lower losses or, perhaps, a profitable quarter in the latter half of 1996 is possible, as was the case in 1995, the Company's operations are not anticipated to generate sufficient profits to generate sustained net income, much less repay a meaningful amount of its current debt.

PROCEEDINGS OF THE BOARD, FAIRNESS OF THE TRANSACTION

    DETERMINATIONS OF THE BOARD OF DIRECTORS OF THE COMPANY, MUELLER AND NEWCO

    THE COMPANY. At a meeting held on September 1, 1995, the Board unanimously determined that the terms of the Merger are fair to and in the best interests of the Public Shareholders and approved the Merger Agreement. The Merger Agreement was subsequently executed and delivered on September 1, 1995. See "SPECIAL FACTORS -- Fairness of the Merger."

    THE COMPANY'S BOARD OF DIRECTORS. The Company's Board is comprised of two directors, both of whom are affiliated with the Major Shareholder. Gary L. Barker is a Director of the Company as well as its President and Chief Operating Officer. Mr. Barker's principal occupation since April of 1991 has been to serve as President of Arava Natural Resources Company, Inc., which is a wholly owned subsidiary of the Major Shareholder. Richard W. Corman is a Director of the Company as well as its Treasurer and Chief Financial Officer. Since March of 1991, Mr. Corman has been employed by the Major Shareholder in the capacity of Director of Corporate Accounting.

    MUELLER AND NEWCO. At meetings held on August 10, 1995 and September 5, 1995, the Board of Directors of Mueller and Newco, respectively, unanimously determined that the terms of the Merger are fair to and in the best interests of the Public Shareholders and approved the Merger Agreement. The Merger Agreement was executed and delivered on September 1, 1995. See "SPECIAL FACTORS -- Fairness of the Merger, -- Structure and Purpose of the Merger."

    SHAREHOLDERS SHOULD BE AWARE THAT IN CONSIDERING THE MERGER, THE TERMS OF THE MERGER WERE ESTABLISHED BY THE BOARD OF DIRECTORS OF NEWCO, AND AGREED TO BY THE COMPANY, THAT THE BOARD OF THE COMPANY IS COMPRISED IN ITS ENTIRETY OF DIRECTORS THAT ARE AFFILIATED WITH MUELLER, AND THAT THE TERMS OF THE MERGER WERE NOT THE SUBJECT OF ARM'S-LENGTH NEGOTIATIONS AMONG ANY OF SUCH ENTITIES. NEITHER MUELLER, NEWCO NOR THE COMPANY NOR ANY OF THEIR DIRECTORS RETAINED AN UNAFFILIATED REPRESENTATIVE TO ACT SOLELY ON BEHALF OF THE PUBLIC SHAREHOLDERS FOR THE PURPOSE OF NEGOTIATING THE TERMS OF THE MERGER OR PREPARING A REPORT CONCERNING THE FAIRNESS OF THE MERGER. NEVERTHELESS, BASED UPON CAREFUL CONSIDERATION OF ALL THE FACTORS DESCRIBED UNDER "SPECIAL FACTORS", THE BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO THE PUBLIC SHAREHOLDERS. SEE "SPECIAL FACTORS" AND "INTEREST OF CERTAIN PERSONS IN THE MERGER, CONFLICTS OF INTEREST" BELOW.

FAIRNESS OF THE MERGER

    The Board concluded that the Merger is advisable and fair to the Public Shareholders. In reaching this conclusion, the Board considered a number of factors, all of which are discussed below, in light of the Board's knowledge of and familiarity with the business, financial condition, results of operations and prospects of the Company, as well as the industry it serves, the risks associated with achieving its prospective operating results and general economic and market conditions. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The Board considered each of the factors to be an integral basis of its determination to recommend the Merger and was not able to assign relative importance to any one factor over another factor.

    In particular, the Board considered the following factors, each of which supports the Board's fairness determination:

    (a) The Company's overall financial condition.

    - Since its incorporation in 1975, the Company has lost money in each year, with the exception of 1975 and 1985. Total profits in those two years aggregated $3.1 million. In the other 18 years, the Company's total losses aggregated over $100 million. In the time period 1976 to 1984, the Company lost $51.5 million. In the time period 1986 to 1994, the Company lost another $50.9 million.

    - As of September 30, 1995, the Company owed creditors more than $100 million. The vast majority of this debt is currently due and payable. Included in this debt is $95 million of term loans and advances from Mueller, plus an additional $4.9 million in notes payable to Mueller.

    - The Company's stockholders' deficit was $93.9 million at year end 1994.

    Because of the consistency and magnitude of the Company's losses, the Board considered it unlikely that the indebtedness owing to Mueller could be repaid. As a result, the Board considered the terms of the Merger, in which the Public Shareholders will receive the Merger Consideration, to be preferable to filing for protection under the bankruptcy laws, in which event it would be unlikely that the Public Shareholders would receive any distribution with respect to their investment. In light of these factors, the Board believed that the Merger could improve the Company's prospects for viability because it would enable Mueller to realize the benefits and bear the risks of complete ownership of the Company including the opportunity to (i) facilitate inter-company activity between Mueller and the Company, (ii) permit combinations of management and other resources of the Company and Mueller, including, among other things, the consolidation of the Company's business and operating structure with a view toward improving operations and reducing expenses of the Company, (iii) enable the Company's management (or any successors thereto) to devote itself to building long-term values for the Company without the concern that such efforts may adversely affect short-term results, and (iv) eliminate the need for the Company to comply with the reporting requirements of the Exchange Act and to maintain separately audited financial statements. See "Special Factors -- Proceedings of the Board, Fairness of the Transaction, -- Structure and Purpose of the Merger and -- Certain Effects of the Merger."

    (b) The Board considered the relationship of the Merger Consideration to the actual and projected financial results of the Company for 1994 and 1995, respectively, as summarized below. The Board believed that its fairness determination was supported because, as shown below, the actual and projected financial results demonstrate the continuation of the Company's negative overall performance despite an increase of $13 per ounce in the projected market price for gold.

                              ALASKA GOLD COMPANY
                        SUMMARY OF ACTUAL AND PROJECTED
                             RESULTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              FOR THE NINE MONTHS
                                                                     ENDED            FOR THE YEAR ENDED
                                                               SEPTEMBER 30, 1995     DECEMBER 31, 1994
                                                             ----------------------  --------------------
                                                              ACTUAL     PROJECTED    ACTUAL    PROJECTED
                                                             ---------  -----------  ---------  ---------
Net sales..................................................  $   3,542   $   6,411   $   5,537  $   6,713
Operating income (loss)....................................       (381)      1,873      (1,612)    (1,318)
Net loss before taxes......................................     (2,535)       (690)     (3,505)    (3,419)
Assumption for projection gold market price per ounce, in
 dollars per ounce.........................................     N/A            390      N/A           377

    (c) The relationship of the Merger Consideration to both the market price of the Company Stock prior to the announcement of the Proposal, the historical trading range for the Company Stock as well as the lack of liquidity provided by the market for the Company Stock.

    - In 1990, prior to its delisting by the Pacific Stock Exchange, the Company's Stock traded between $0.625 and $0.0625. Since March 21, 1991, the Company Stock traded, if at all, in the over-the-counter market as reported on the National Daily Quotation Service "Pink Sheets."

      However, because of its limited and sporadic market, the Company Stock is no longer listed in the Pink Sheets. As a result, there is no established public trading market for the Company Stock.


    - The Board considered the Merger Consideration to be fair in relation to the trading prices for the Company Stock referred to above which pre-date the Company Stock's delisting by the Pacific Stock Exchange. Moreover, the Board believed the Merger Consideration would exceed any distribution made from the Company's bankruptcy estate in the event that the Company filed for protection under the Bankruptcy Code. (As of February 7, 1996, the off-pink sheets bid and asked prices for the Company Stock were $0.0625 and $0.3125, respectively.)


    (d) Local economic conditions.

    The Board considered the economic conditions in the locality of the Company's land holdings and the demand for such land. Although the Company has substantial land holdings in Alaska, demand for such land is dependent upon local economic conditions. The Board believed that such existing conditions supported its fairness determination because land sales, which have consisted primarily of small residential lots in the Nome and Fairbanks areas, have been sporadic and thus may not be relied upon as a consistent source of revenue for the Company.

    (e) Other considerations.

    - The Board also considered that to seek to maximize shareholder value through a liquidation involved substantial uncertainty, expense and delay, and, in any event, would most likely result in the cancellation of the Company Stock for no consideration due to the significant amount of outstanding debt owed by the Company.

    - Due to the position of the Major Shareholder, which owns approximately 85% of the Company Stock outstanding, the Board believed that it would have been unable to solicit acquisition offers for the Company from third parties. No other expressions of interest in acquiring the Company have been received by the Company or the Major Shareholder.

REPORTS AND APPRAISALS

    Neither Mueller, the Company nor any of their respective directors retained an unaffiliated representative to act solely on behalf of the Public Shareholders for the purpose of negotiating the terms of the Merger or preparing a report concerning the fairness of the Merger to the Public Shareholders or received any report, opinion or appraisal from an outside party in connection with the Merger.

STRUCTURE AND PURPOSE OF THE MERGER

    The Merger is not structured to require the approval of a majority of the Public Shareholders. In addition, neither Mueller, the Company nor any of their respective directors retained an unaffiliated representative to act solely on behalf of the Public Shareholders for the purpose of negotiating the terms of the Merger or preparing a report concerning the fairness of the Merger. While these factors could be viewed as unfavorable to a determination of fairness, the Company believes, based upon the factors discussed above, that the terms of the Merger are fair to the Public Shareholders.

    The Merger has been structured as a merger of Newco and the Company in order to effectuate the acquisition of all the outstanding shares of Company Stock other than shares owned by the Major Shareholder, thereby transferring the entire beneficial equity interest in the Company to the Major Shareholder. The Merger has been structured as a merger of Newco into the Company, with the Company as the surviving corporation, in order to preserve the Company's corporate entity and existing contractual arrangements with third parties.

    In addition to providing the Company the additional flexibility in dealing with its assets that is inherent in a closely held corporation, the Major Shareholder believes that the Company would benefit from the reduction in costs associated with the termination of the Company's obligations and reporting requirements under the Securities laws. See "Special Factors -- Background of the Merger" and "-- Proceedings of the Board, Fairness of the Transaction."

    For all of the same reasons discussed above, each of Newco and the Major Shareholder believes that the Merger is fair to the Public Shareholders. Newco and the Major Shareholder did not attach relative weights to the factors considered in reaching their conclusions. See "Special Factors -- Proceedings of the Board, Fairness of the Transaction."

ALTERNATIVES TO THE MERGER

    The Board considered the following alternatives to the Merger: (i) an exchange transaction whereby the Public Shareholders would receive shares of common stock of Mueller in exchange for their Company Stock and (ii) filing for protection under the bankruptcy laws.

    Approximately 89% of the Public Shareholders own less than 100 shares of Company Stock and approximately 45% of the Public Shareholders own less than 10 shares of Company Stock. Because of the disparity in value between the Company Stock and Mueller's common stock, the Board determined that such a transaction would result in the majority of the Public Shareholders receiving cash in lieu of fractional Mueller shares. Moreover, because Mueller is a publicly traded company, Public Shareholders interested in acquiring an equity interest in Mueller could purchase shares in the public market. The Board further determined that the Merger would be beneficial to the Public Shareholders because in the event that the Company is compelled to file for protection under the bankruptcy laws, it would be unlikely that the Public Shareholders would receive any distribution with respect to their investment.

    No alternatives were considered whereby the Public Shareholders would maintain an equity interest in the Company.

CERTAIN EFFECTS OF THE MERGER

    If the proposed Merger is consummated, the present holders of the Company Stock (other than the Major Shareholder) will no longer have an equity interest in the Company. Instead, each holder of Company Stock will have the right to receive $0.25 in cash, without interest, for each such share held (other than shares held by the Major Shareholder).

    The Company would, as a result of the Merger, become a privately held company. Company Stock would cease trading entirely, the registration of Company Stock under the Exchange Act would terminate and the Company would cease filing reports with the Commission. Moreover, the Company would be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and its officers, directors and 10% shareholders would be relieved of the reporting requirements and restrictions on insider trading under
Section 16 of the Exchange Act. Accordingly, less information would be required to be made publicly available than presently is the case.

    Immediately after the Merger, all of the then outstanding Company Stock would be owned by the Major Shareholder. The Company's total stockholders' deficit at December 31, 1994 was $(93,853,000) and its net loss for 1994 was $(3,505,000). Through its 85% ownership of the outstanding Company Stock, the Major Shareholder's current interest in such total stockholders' deficit and net loss is $(79,775,000) and $(2,979,250), respectively. The Major Shareholder's interest will increase, as a result of the Merger, to 100%. See "Special Factors -- Interests of Certain Persons in the Merger, Conflicts of Interest" and "Certain Information Regarding Newco and the Major Shareholder."

INTERESTS OF CERTAIN PERSONS IN THE MERGER, CONFLICTS OF INTEREST

    In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that members of the Company's management and the Board as comprised have certain interests in the Merger which are described below and which are in addition to, and may conflict with the interests of shareholders generally in connection with, the Merger Agreement. As described below, the directors of the Company are affiliated with the Major Shareholder. Gary L. Barker is a Director of the Company as well as its President and Chief Operating Officer. Mr. Barker's principal occupation since April of 1991 has been to serve as President of Arava Natural Resources Company, Inc., which is a wholly owned subsidiary of the Major Shareholder. Richard W. Corman is a Director of the Company as well as its Treasurer and Chief Financial Officer. Since March of 1991, Mr. Corman has been employed by the Major Shareholder in the capacity of Director of Corporate Accounting. The Board was aware of those conflicts and considered them among the other matters described under "Special Factors -- Background of the Merger," "-- Proceedings of the Board, Fairness of the Transaction," and "-- Structure and Purpose of the Merger." As of the date of this Proxy Statement, no officer or director was the beneficial owner of any shares of Company Stock. All of the Company's officers and directors as a group own less than 1% of Mueller's outstanding common stock.

    Neither Mueller, the Company nor any of their respective directors retained an unaffiliated representative to act solely on behalf of the Public Shareholders for the purpose of negotiating the terms of the Merger or preparing a report concerning the fairness of the Merger for such shareholders.

    Nevertheless, based upon careful consideration of all of the factors discussed in this Proxy Statement, the Board believes that the terms of the Merger are fair to the Public Shareholders.

    OWNERSHIP  OF  THE COMPANY  AFTER  THE MERGER.    After consummation  of the
Merger, the entire equity interest in the Company will be beneficially owned by the Major Shareholder.

    DIRECTORS OF THE COMPANY AFTER THE MERGER. The Merger Agreement provides that after the Merger, the current directors of the Company will remain in such capacities with the surviving corporation until successors are duly elected or appointed in accordance with applicable law.

    EMPLOYMENT OF COMPANY'S EMPLOYEES. Newco has indicated that, subsequent to the Merger, the current officers and employees of the Company will remain in such capacities with the surviving corporation.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. Under the Company's existing Certificate of Incorporation, By-Laws and applicable indemnification agreements and under currently effective officers' and directors' liability insurance, the Company's officers and directors may have rights to indemnification with respect to any litigation relating to the Merger. See "Special Factors -- Proceedings of the Board, Fairness of the Transaction" and "The Merger -- Certain Covenants of the Company and Newco."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a brief description of the material federal income tax consequences of the Merger. This summary contains general information and does not address tax consequences that may be relevant to types of investors subject to special treatment under the federal income tax laws (such as dealers in securities, banks, insurance companies and foreign individuals and entities). EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

    The exchange of shares of Company Stock for $0.25 per share in the Merger will be a taxable transaction to Public Shareholders of Company Stock. A Public Shareholder will recognize gain or loss under federal income tax laws in an amount by which the proceeds received in exchange for such shares exceed or are less than the holder's tax basis in the shares. If the shares were a capital asset in the hands of the Public Shareholder, such gain or loss would be capital rather than ordinary and, in such instances, would be long term if the shares are considered to have been held more than one year and short term if they are considered to have been held one year or less on the date of the Merger. Currently, the maximum federal income tax rate on capital gains is 28% as opposed to 39.6% for ordinary income. Capital losses may be used to offset capital gains. For individuals, any capital losses in excess of capital gains may be used to offset income from other sources of up to $3,000 per year. Any remaining capital losses carry forward to future years, subject to the same annual limits. For corporations, capital losses may only be used to offset capital gains. Any unused capital losses may generally be carried back for three years and carried forward five years.

    The waiver by the Major Shareholder in connection with, and only in connection with, the consummation of the Merger, of its right to receive the Merger Consideration will not result in the recognition by it of taxable gain.

    The consummation of the Merger will not result in the recognition by the Company of taxable gain.


    Under the backup withholding rules, unless an exemption applies under the applicable law and regulations, the Exchange Agent will be required to withhold, and will withhold, 31% of all cash payments made in exchange for shares of Company Stock unless the shareholder or other payee provides his tax identification number (social security number, in the case of an individual, or employer identification number, in the case of a corporation) and certifies that such number is correct. Each Public Shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 to be included in the transmittal materials and instructions relating to stock certificates to be mailed to Public Shareholders as soon as practicable after the Effective Time, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.


APPRAISAL RIGHTS

    The following is a summary of the provisions of Section 262 of the DGCL relating to appraisal rights. Section 262 of the DGCL is reproduced in its entirety as ANNEX B to this Proxy Statement, and this summary is qualified in its entirety by reference to ANNEX B. Shareholders should read carefully ANNEX B and, if they wish to exercise their rights to an appraisal, follow carefully the procedures set forth therein. Any shareholders considering demanding an appraisal are advised to consult legal counsel.

    Under Section 262 of the DGCL, holders of record of shares of Company Stock who do not wish to accept the Merger Consideration have the right to seek an appraisal of the fair value of their shares of Company Stock (the "Shares") in the Delaware Court. EACH SHAREHOLDER IS URGED TO READ CAREFULLY THE MATERIALS CONTAINED IN THIS PROXY STATEMENT, INCLUDING ANNEX B, AND THE OTHER MATERIALS INCORPORATED HEREIN IN MAKING A DETERMINATION WHETHER TO ACCEPT THE MERGER CONSIDERATION OR TO SEEK AN APPRAISAL PURSUANT TO THE DGCL. FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR IN THE DGCL MAY RESULT IN A LOSS OF THEIR APPRAISAL RIGHTS. Shareholders desiring to exercise their appraisal rights under the DGCL are referred to herein as "Appraisal Shareholders."


    Each Appraisal Shareholder who has not voted in favor of the Merger and who wishes to assert a right to appraisal must, on or before March 14, 1996, make a written demand for the appraisal of his or her shares of Company Stock to the Company at the address set forth below. Failure to make such demand on or before March 14, 1996 will foreclose an Appraisal Shareholder's right to an appraisal. The demand must reasonably inform the Company of the identity of the Appraisal Shareholder making the demand as well as the intention of such Appraisal Shareholder to demand an appraisal of the fair value of the shares of Company Stock held by such shareholder.


    For purposes of making an appraisal  demand, the address of the Company  is:
Alaska  Gold  Company, 2959  N.  Rock Road,  Suite  500, Wichita,  Kansas 67226,
Attention: President.

    Only a  holder of  record  of shares  of Company  Stock,  or a  person  duly authorized and explicitly purporting to act on the record holder's behalf, is entitled to assert an appraisal right with respect to the shares of Company Stock registered in the record holder's name. BENEFICIAL OWNERS WHO ARE NOT RECORD HOLDERS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE

ADVISED TO CONSULT PROMPTLY WITH THE APPROPRIATE RECORD HOLDERS AS TO THE TIMELY EXERCISE OF APPRAISAL RIGHTS. A record holder, such as a broker, who holds shares of Company Stock as a nominee for others may exercise appraisal rights with respect to the shares of Company Stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares of Company Stock as to which the demand is made. Where no shares of Company Stock are expressly mentioned, the demand will be presumed to cover all shares of Company Stock held in the name of such record holder.

    A holder of shares of Company Stock held in "street name" who desires an appraisal must take such actions as may be necessary to ensure that a timely and proper demand for an appraisal is made by the record holder of such shares of Company Stock. Shares of Company Stock held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository. Any holder of shares of Company Stock desiring an appraisal who held his or her shares of Company Stock through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for an appraisal is made by the record holder. The Appraisal Shareholder should instruct such firm, bank or institution that the demand for an appraisal must be made by the record holder of the shares of Company Stock, which might be the nominee of a central security depository if the shares of Company Stock have been so deposited. As required by Section 262 of the DGCL, a demand for an appraisal must reasonably inform the Company of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek an appraisal of such shares of Company Stock.

    A demand for an appraisal of shares of Company Stock owned of record by two or more joint holders must identify and be signed by or for all of the holders. A demand for an appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

    An appraisal demand may be withdrawn by an Appraisal Shareholder within 60 days after the Effective Time, but thereafter the written approval of the Company is needed for any such withdrawal. Upon withdrawal of an appraisal demand, a holder of shares of Company Stock will be entitled to receive the Merger Consideration. No interest will be paid on this amount.

    Within 120 days after the Effective Time (the "120-Day Period"), any Appraisal Shareholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above (such Appraisal Shareholders being hereinafter referred to collectively as the "Dissenting Shareholders") and the Company each has the right to file in the Delaware Court a petition (the "Petition") demanding a determination of the fair value of the dissenting shares of Company Stock (the "Dissenting Shares") held by all of the Dissenting Shareholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to an appraisal will cease and all of the
Dissenting Shareholders will become entitled to receive the Merger Consideration, without interest thereon after the Effective Time, with respect to such Dissenting Shares of Company Stock. The Company is not obligated and does not intend to file such a Petition. Any Dissenting Shareholder is entitled, pursuant to a written request to the Company made within the 120-Day Period, to receive from the Company a statement setting forth the aggregate number of shares of Company Stock with respect to which demands for appraisal have been received and the aggregate number of Dissenting Shareholders.

    Upon the filing of the Petition, service of a copy thereof is required to be made upon the surviving corporation, which, within 20 days after such service, must file in the office of the Register in Chancery in which the Petition was filed, a duly verified list containing the names and addresses of all Appraisal Shareholders. The Delaware Court may order that notice of the time and place fixed for the hearing on the Petition be sent by registered or certified mail to the surviving corporation and all of the Dissenting Shareholders, and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court. The Delaware Court will approve the form of notice by mail and by publication. The costs relating to these notices will be borne by the Company. If a hearing on the Petition is held, the Delaware Court is empowered to determine which Appraisal Shareholders have complied with the provisions of
Section 262 of the DGCL and are entitled to an appraisal of their shares of Company Stock. The Delaware Court may require that Dissenting Shareholders submit their stock certificates which had represented Shares of Company Stock for notation thereon of the pendency of the appraisal proceedings. The Delaware Court is empowered to dismiss the proceedings as to any Dissenting Shareholder who does not comply with such requirement. Accordingly, Dissenting Shareholders are cautioned to retain their stock certificates pending resolution of the appraisal proceedings.

    Dissenting Shares of Company Stock will be appraised by the Delaware Court at their fair value as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger. The value so determined for the shares of Company Stock could be equal to, more than or less than the Merger Consideration, and could be based upon considerations other than, or in addition to, the Merger Consideration, the market value of the shares of Company Stock, asset values and earning capacity. The Company reserves the right to assert in any appraisal proceeding that the fair value of the shares of Company Stock as of the Effective Time is less than the Merger Consideration.

    In WEINBERGER V. UOP, INC., ET AL. (decided February 1, 1983), the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding, and that "fair price obviously requires consideration of all relevant factors involving the value of a company..." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger that shed any light on future prospects of the merged corporation. The Delaware Supreme Court also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, the Delaware Supreme Court stated in WEINBERGER that while ordinarily a stockholder's only monetary remedy would be an appraisal, such remedy may not be adequate "in cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Delaware Court would be free to fashion any form of appropriate relief.

    The Delaware Court may also, on application, (i) determine a fair rate of interest, simple or compound, if any, to be paid to Dissenting Shareholders in addition to the value of the Dissenting Shares of Company Stock for the period from the Effective Time to the date of payment, (ii) assess costs among the parties as the Delaware Court deems equitable and (iii) order all or a portion of the expenses incurred by any Dissenting Shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, to be charged pro rata against the value of all Dissenting Shares of Company Stock. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

    Dissenting Shareholders are generally permitted to participate in the appraisal proceedings. No appraisal proceeding in the Delaware Court shall be dismissed as to any Dissenting Shareholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

    From and after the Effective Time, Dissenting Shareholders will not be entitled to vote their shares of Company Stock for any purpose and will not be entitled to receive payment of dividends or other distributions in respect of such shares of Company Stock payable to shareholders of record thereafter.

FINANCING OF THE MERGER

    Approximately $237,500 will be required in order to pay (i) the holders of all outstanding shares of Company Stock, other than shares of Company Stock held by the Major Shareholder, for their shares of Company Stock and (ii) the expenses in connection with the Merger. Newco has represented to the Company that it has sufficient cash to enable it to consummate the Merger and that it will be funded with adequate cash before the Effective Time (except that the Merger Consideration will be paid directly by the Major Shareholder). Accordingly, financing is not a condition to the consummation of the Merger.

EXPENSES OF THE MERGER

EXPENSE ITEM                                                                 ESTIMATED AMOUNT
---------------------------------------------------------------------------  -----------------
Merger Consideration.......................................................     $   187,500
Printing and Mailing Costs.................................................          10,000
Legal and Accounting Fees and Expenses.....................................          40,000
                                                                             -----------------
                                                                                $   237,500
                                                                             -----------------
                                                                             -----------------

CERTAIN LITIGATION CONCERNING THE PROPOSED MERGER

    There is no litigation concerning the Merger.

                                   THE MERGER

GENERAL

    The Merger Agreement provides that, subject to the adoption of the Merger Agreement by the shareholders of the Company and compliance with certain other covenants and conditions, Newco will be merged with and into the Company and the Company will be the surviving corporation, with the Major Shareholder constituting its sole shareholder. All material terms of the Merger Agreement have been disclosed in the body of this Proxy Statement. All references to the terms and conditions of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as ANNEX A.

    At the Effective Time, each outstanding share of Company Stock (other than shares of Company Stock held by the Major Shareholder) will be converted into the right to receive $0.25 in cash, without interest. In connection with, and only in connection with, the consummation of the Merger, the Major Shareholder is waiving its right to receive any consideration in exchange for the Company Stock owned by it.

REQUIRED VOTE

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Company Stock is necessary to constitute a quorum at the Special Meeting. Each shareholder is entitled to one vote for each share of Company Stock held by such shareholder. Under Delaware law, the affirmative vote of holders of a majority of the shares of outstanding Company Stock entitled to vote at the Special Meeting is required to approve the Merger. For purposes of this vote, abstentions will be counted as shares of Company Stock voted, while broker non-votes will not be so counted. The Merger does not require the approval of a majority of the Public Shareholders of the Company. Because the Major Shareholder, which holds approximately 85% of the Company Stock, intends to vote its shares of Company Stock in favor of the Merger, approval and adoption of the Merger Agreement is assured. Nevertheless, the Company is holding the Special Meeting because it is required to do so under Delaware law and proxies are being solicited pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

EFFECTIVE TIME

    The Merger will become effective by filing a Certificate of Merger, consistent with the Merger Agreement, with the Secretary of State of Delaware. The Merger will be consummated only upon satisfaction or waiver, where permissible, of the terms and conditions of the Merger Agreement and provided that the Merger Agreement has not been terminated. If the Merger has not been consummated by June 30, 1996, either the Company or Newco may terminate the Merger Agreement so long as the reason that the Merger has not been consummated is not due to the failure of the party choosing to terminate to fulfill any of its obligations thereunder. No such waiver or termination will require the vote or consent of the holders of Company Stock.


PAYMENT FOR SHARES OF COMPANY STOCK

    In order to receive the cash to which Public Shareholders will be entitled as a result of the Merger, each holder of certificates representing shares of Company Stock will be required to surrender such holder's stock certificate or certificates, together with a duly executed letter of transmittal, to the Exchange Agent. Upon receipt of such certificate or certificates together with a duly executed letter of transmittal, the Exchange Agent will issue a check or draft to the person or persons entitled thereto in an amount equal to $0.25 for each share of Company Stock represented by such stock certificate or certificates. If any payment for shares of Company Stock is to be made in a name other than that in which the certificates for such shares of Company Stock surrendered for payment are registered on the stock transfer books of the Company as of the Effective Time, certificates so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered owner of the certificate or certificates surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. No interest will be paid or accrued on amounts payable upon the surrender of any stock certificate.

    Instructions with regard to the surrender of certificates, together with a letter of transmittal to be used for this purpose, will be mailed to shareholders as promptly as practicable after the Effective Time. It also is expected that letters of transmittal will be available at the office of the Exchange Agent no later than the first business day following the Effective Time. Shareholders should surrender certificates for shares of Company Stock only with a letter of transmittal.

    SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD

CONDITIONS TO THE MERGER, WAIVER

    The respective obligations of Newco and the Company to consummate the Merger are subject to the satisfaction or waiver, on or before the Effective Time, of the conditions that (a) the approval of the Merger and the Merger Agreement at the Special Meeting by the affirmative vote of the holders of a majority of the outstanding shares of Company Stock entitled to vote at the Special Meeting, (b) any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act") shall have terminated or expired, (c) the absence of any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining the consummation of the Merger and (d) the receipt of an opinion of counsel of the Company, in form and substance reasonably satisfactory to the Company and Newco, as to the validity of the Merger under Delaware Law.

    The obligations of Newco to consummate the Merger are subject to the satisfaction or waiver, on or before the Effective Time, of the additional conditions that (a) the representations and warranties of the Company contained in the Merger Agreement and in any certificate or other writing delivered by the Company pursuant thereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time; (b) the Company shall have performed and complied in all material respects with each obligation, agreement and covenant to be performed by and complied with by it under the Merger Agreement at or prior to the Effective Time; (c) receipt by Newco of a certificate signed by an executive officer of the Company to the effect set forth in clauses (a) and (b) of this Paragraph; (d) the holders of not more than 5% of the outstanding shares of Company Stock shall have exercised their appraisal rights in the Merger in accordance with Delaware Law; and (e) no action or proceeding shall have been commenced or threatened for the purpose of obtaining an injunction, order or damages before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, which Newco shall on advice of counsel reasonably determine would (1) result in the imposition of material limitations on the ability of the Company or Newco effectively to consummate the Merger, (2) have the effect of rendering the Merger violative of any applicable law, or (3) have a material adverse effect on the business, assets or financial condition of the surviving corporation.

    The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver, on or before the Effective Time, of the additional conditions that (a) the representations and warranties of Newco contained in the Merger Agreement and in any certificate or other writing delivered by Newco pursuant thereto shall be true and correct in all material respects as of the Effective Time as if made at and as of such time (other than any inaccuracies in such representations or warranties that are attributable to the Company); (b) Newco shall have performed in all material respects all of its obligations to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; (c) receipt by the Company of a certificate signed by an executive officer of Newco to the effect set forth in clauses (a) and (b) of this Paragraph; and (d) no action or proceeding shall have been commenced or threatened for the purpose of obtaining an injunction, order or damages before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, which the Company shall on advice of counsel reasonably determine would (1) result in the imposition of material limitations on the ability of the Company or Newco effectively to consummate the Merger, (2) have the effect of rendering the Merger violative of any applicable law, or (3) have a material adverse effect on the business, assets or financial condition of the surviving corporation.

CERTAIN COVENANTS OF THE COMPANY AND NEWCO

    VOTE. The Company has agreed, in accordance with applicable law, to use its best efforts to solicit from its shareholders proxies in favor of the approval of the Merger and the Merger Agreement.

    PAYMENT OF EXPENSES. Whether or not the Merger is consummated, Newco has agreed to (i) assume all of the obligations of the Major Shareholder and any entity formed by it for purposes of completing the Merger, including Newco, including without limitation, indemnities, contribution, compensation and expense reimbursements, and (ii) pay all reasonable attorneys' fees, expenses and disbursements incurred in connection with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Newco will not assume any obligation to pay the Merger Consideration or any fees and expenses if the Merger Agreement is terminated because of a material breach by the Company of any of its respective representations, warranties or covenants under the Merger Agreement.

TERMINATION, AMENDMENTS


    The Merger Agreement may be terminated before the Effective Time (a) by the mutual consent of the Boards of Directors of Newco and the Company, or (b) by either the Board of Directors of Newco or the Company if the Merger shall not have been consummated on or before June 30, 1996; PROVIDED, HOWEVER, that neither party may terminate the Merger Agreement pursuant to clause (b) if the failure of such party to fulfill any of its obligations under the Merger Agreement shall have been the reason the Merger shall not have been consummated on or before said date.


    Subject to applicable law, the Merger Agreement may be amended, modified and supplemented by the mutual consent of the Company and Newco (as authorized by each Board of Directors) at any time prior to the Effective Time.

NO THIRD-PARTY BENEFICIARIES

    The Merger is being consummated expressly and solely for the benefit of the parties thereto and no other person is entitled or shall be deemed to be entitled to any benefits or rights thereunder, nor shall be authorized or entitled to enforce any rights, claims or remedies thereunder.

           CERTAIN INFORMATION REGARDING NEWCO, THE MAJOR SHAREHOLDER
                         AND THE SURVIVING CORPORATION

    Newco is a Delaware corporation organized on August 30, 1995 in connection with the Merger. Newco's principal offices are located at 2959 N. Rock Road, Wichita, Kansas 67226. The Major Shareholder is the sole shareholder of Newco. The sole director and executive officer of Newco is William H. Hensley. Mr. Hensley's principal occupation is to serve as Vice-President, General Counsel and Secretary of the Major Shareholder.

    Prior to the Merger, Newco will not have any significant assets or liabilities (other than its rights and obligations in connection with the Merger Agreement) and will not engage in any activities other than those incident to its formation and the transactions contemplated by the Merger Agreement. At the date of this Proxy Statement, the authorized capital stock of Newco consists of 1,000 shares of common stock, $.01 par value per share, all of which are issued and outstanding and owned by the Major Shareholder.

    The Major Shareholder, as the sole shareholder of Newco, and the Board of Directors of Newco, have approved and adopted the Merger Agreement.

    The Major Shareholder owns approximately 85% of the Company Stock.

    Pursuant to the Merger Agreement, the Company will be the surviving corporation in the Merger under the laws of Delaware. The Certificate of Incorporation and By-Laws of the Company as in effect immediately prior to the Effective Time will be the surviving corporation's Certificate of Incorporation and By-Laws. The directors of the Company immediately prior to the Effective Time will be the directors of the surviving corporation and the officers of the Company immediately prior to the Effective Time will be the officers of the surviving corporation. The surviving corporation will be wholly owned by the Major Shareholder.

                          DESCRIPTION OF COMPANY STOCK


    COMMON STOCK. Of the 10,000,000 shares of Common Stock, $.10 par value, which the Company is authorized to issue, 5,000,000 shares were, as of November 3, 1995, outstanding and held by approximately 3,722 shareholders of record.


    Holders of Company Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Company Stock are entitled to receive such dividends as may be declared from time to time by the Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Company Stock are entitled to share ratably in all assets remaining after payment of liabilities, have no preemptive or conversion rights and are not subject to further call or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Company Stock. The Company Stock currently outstanding is validly issued, fully paid and nonassessable.

    The following table sets forth, from fiscal 1991 through December 30, 1995, the high and low sales prices for the Company Stock. Bid prices represent quotations by dealers making a market in the Company Stock and reflect inter-dealer prices without adjustments for mark-ups, mark-downs or commissions and may not necessarily represent actual transactions in the Company Stock. Quarters that are marked in the table with an asterisk(*) indicate quarters that were not priced in the Pink Sheets due to an absence of transactions in the Company Stock.


                              RECENT MARKET PRICES


                                                                                           HIGH         LOW
                                                                                           -----     ---------
1991
    First Quarter to March 21.........................................................      1/2        1/16
    First Quarter after March 21......................................................       *           *
    Second Quarter....................................................................       *           *
    Third Quarter.....................................................................       *           *
    Fourth Quarter....................................................................       *           *
1992
    First Quarter.....................................................................       *           *
    Second Quarter....................................................................       *           *
    Third Quarter.....................................................................       *           *
    Fourth Quarter....................................................................       *           *
1993
    First Quarter.....................................................................       *           *
    Second Quarter....................................................................       *           *
    Third Quarter.....................................................................       *           *
    Fourth Quarter....................................................................       *           *
1994
    First Quarter.....................................................................       *           *
    Second Quarter....................................................................       *           *
    Third Quarter.....................................................................       *           *
    Fourth Quarter....................................................................       *           *
1995
    First Quarter.....................................................................       *           *
    Second Quarter....................................................................       *           *
    Third Quarter.....................................................................       *           *
    Fourth Quarter....................................................................       *           *



    As of February 7, 1996, the off-pink sheets bid and asked prices for the Company Stock were $.0625 and $.3125, respectively. Since March 21, 1991, the Company Stock has not been priced in the Pink Sheets due to inactivity.


DIVIDENDS

    The Company has never paid a cash dividend to its shareholders. Pursuant to the DGCL, the Company is permitted to pay dividends only out of its surplus as defined by such law or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or its net profits for the preceding fiscal year (exclusive, in the case of the Company, of any depletion). The Company has been prohibited by such law from paying dividends.

                            BUSINESS OF THE COMPANY

OVERVIEW

    The Company mines placer gold in Nome, Alaska. Historically, operations have been conducted using floating, bucket-line dredges. The Company expects limited dredge operations in 1995. The Company produced 14,173 net ounces of gold in 1994, 22,440 net ounces of gold in 1993, 17,965 net ounces of gold in 1992, 19,016 net ounces of gold in 1991, and 20,771 net ounces of gold in 1990, at a net production cost of $376 per ounce in 1994, $280 per ounce in 1993, $306 per ounce in 1992, $407 per ounce in 1991, and $415 per ounce in 1990.

    Properties consist of approximately 14,500 acres in and adjacent to Nome. In addition, the Company owns or has patented claims on approximately 10,400 acres in the Fairbanks, Alaska area and approximately 3,000 acres in the Hogatza, Alaska area.

    During 1992-93, the Company undertook a pilot project to evaluate open pit mining in the Nome area. Under this method of mining, pay gravel is removed during the winter months when the ground is frozen. It is then processed the following summer after natural thawing has occurred. The results of the initial project were inconclusive. Consequently, the Company conducted a second test pit during the 1993-94 winter. Processing of the stock-piled pay gravel from this pilot project confirmed that this method of mining is viable. The Company plans to move approximately 1.5 million cubic yards of dirt in 1995, about three times as much as during 1994. Based on the results of past exploratory drilling, the Company believes there may be various areas available on its properties to sustain open pit mining for ten years.

TRANSACTIONS WITH AFFILIATES
                              ALASKA GOLD COMPANY
                          TRANSACTIONS WITH AFFILIATES

                                                                    NINE-MONTHS            TWELVE-MONTHS
                                                                   --------------  ------------------------------
                                                                        1995            1994            1993
                                                                   --------------  --------------  --------------
Produced gold sold to Mueller....................................  $     --        $    5,309,000  $     --
Gold received as royalties, sold to Mueller......................         505,000        --              --
Management fees paid to Mueller..................................         165,000         235,000         163,000
Management fees paid to Arava....................................          73,800          87,000         108,000
Reimbursements to Mueller for Audit fees, Legal fees, Insurance,
 etc.............................................................         216,000         321,000         246,000
Interest expense on borrowings from Mueller......................       3,332,000       3,496,000       2,396,000
Interest payments to Mueller.....................................  $      259,000  $      230,000  $    3,207,000


                                                                   SEPTEMBER 30,    DECEMBER 31,    DECEMBER 25,
                                                                        1995            1994            1993
                                                                   --------------  --------------  --------------
Accounts receivable-due on demand from Arava.....................  $      183,000  $      191,000  $      200,000
Term loans and advances payable to Mueller, due on demand with interest on principal only at the London Interbank Offering Rate
 plus .75 percent................................................      95,016,000      91,334,000      88,296,000
Notes payable to Mueller, due December 31, 2001:
  7% Note dated February 28, 1994................................       2,000,000       2,000,000        --
  8.75% Note dated May 27, 1994..................................         600,000         600,000        --
  8.75% Note dated August 4, 1994................................         800,000         800,000        --
  8.75% Note dated April 3, 1995.................................         600,000        --              --
  8.75% Note dated April 28, 1995................................         900,000        --              --
Total notes payable to Mueller...................................  $    4,900,000  $    3,400,000  $     --

SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected historical financial information for the Company for each of the five years in the period ended December 31, 1994 and for the nine months ended September 30, 1995 and September 24, 1994. The following information should be read in conjunction with "Business of the Company -- Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and related Notes included elsewhere in this Proxy Statement. The following information is not necessarily indicative of future financial conditions or results of operations.

                            SELECTED FINANCIAL DATA

                                 NINE MONTHS ENDED                                 YEAR ENDED
                             --------------------------  --------------------------------------------------------------
                                9/30/95       9/24/94       1994         1993        1992         1991         1990
                             -------------  -----------  -----------  ----------  -----------  -----------  -----------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Sales......................  $       3,542  $     3,636  $     5,537  $    8,402  $     6,712  $     6,864  $     8,444
Operating Income (loss)....           (381)      (1,515)      (1,612)         20          556      (15,516)      (3,704)
Net loss...................         (2,535)      (2,869)      (3,505)     (1,336)        (747)     (17,961)      (9,225)
Net loss per share.........          (0.51)       (0.57)       (0.70)      (0.27)       (0.15)       (3.59)       (1.85)
Total assets...............          9,036        8,300        6,714       2,551        4,635        3,424       15,366
Accumulated deficit........       (101,785)     (98,614)     (99,250)    (95,745)     (94,409)     (93,662)     (75,701)
Term loans and advances
  payable to Mueller.......         95,016       91,011       91,334      88,296       89,106       85,609       82,747
Long-term debt.............          6,089        1,686        4,958      --                7            7           26
Dividends
  per share................       --            --           --           --          --           --           --

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
 AND FINANCIAL CONDITION

    RESPONSIBILITY FOR FINANCIAL STATEMENTS

    Management has prepared and is responsible for the consolidated financial statements and related financial information included in this Proxy Statement. These financial statements were prepared in accordance with generally accepted accounting principles which are consistently applied and appropriate in the circumstances. The statements necessarily include amounts based on management's best judgment and estimates.

    The Company maintains accounting and other control systems, including internal audits of its operations, to provide reasonable assurance that assets are safeguarded and that the books and records reflect the authorized transactions of the Company. Underlying the concept of reasonable assurance is the premise that the cost of control should not exceed the benefit. Management believes that the Company's accounting and other control systems appropriately recognize this cost/benefit relationship.

    The Company's independent accountants, Ernst & Young LLP, provide an independent objective assessment of the degree to which management meets its responsibility for fairness in financial reporting. They evaluate the Company's system of internal accounting control in determining the nature and extent of audit tests and perform such tests and other procedures as they deem necessary to reach and express an opinion on the financial statements. The report of Ernst & Young LLP appears on page F-2.

    The Board is responsible for reviewing and monitoring the Company's financial reports and accounting practices. The Board meets to discuss audit and financial reporting matters with representatives of management and the independent accountants. The independent accountants have direct access to the Board.

    PERFORMANCE IN 1994 COMPARED TO 1993

    The Company's total sales decreased to $5,537,000 in 1994 from $8,402,000 in 1993. This decrease was attributable to a 37 percent decrease in gold production to 14,173 ounces in 1994 from 22,440 in 1993, offset by a 3 percent increase in the average selling price of gold to $386 per ounce in 1994 from $376 per ounce in 1993. The decrease in gold production was attributable to: (a) operation of the dredges in areas of marginal yield, (b) cessation of operations of Dredge 6 and (c) obtaining lesser yields from open pit operations in 1994 compared to 1993.

    Cost of sales decreased to $6,332,000 in 1994 compared to $7,570,000 in 1993. This decrease was also attributable to decreased gold production. However, production costs increased to $376 per ounce in 1994 compared to $280 per ounce in 1993. This increase was principally due to declining yields in the areas dredged in 1994 compared to 1993. General and administrative expenses of $817,000 in 1994 remained consistent compared to $812,000 in 1993.

    Interest expense increased to $3,549,000 in 1994 from $2,398,000 in 1993, due to increases in interest rates and additional borrowings. The rate charged on the Company's term loans and advances from Mueller is based on the London Interbank Offering Rate ("LIBOR") plus .75 percent. At December 31, 1994, the rate charged by Mueller on term loans and advances was 6.89 percent compared to
3.98 percent at December 25, 1993. Interest rates on additional borrowings made in 1994 ranged from 7 percent to 8.75 percent.

    The Company received other income of $1,656,000 in 1994 compared to $1,042,000 in 1993. This increase was principally due to sales of land, including recognition of profit of $503,000 on a land sale previously deferred pending remediation of the site.

    PERFORMANCE IN 1993 COMPARED TO 1992

    The Company's total sales increased to $8,402,000 in 1993 from $6,712,000 in 1992. This increase was attributable to: (a) a 25 percent increase in gold production to 22,440 ounces in 1993 from 17,965 in 1992 and (b) a 9 percent increase in the average selling price of gold to $376 per ounce in 1993 from $345 per ounce in 1992. Gold production from dredging operations in 1993 remained consistent with 1992. The increase in ounces produced was attributable to the open pit project which yielded 4,910 ounces.

    Cost of sales increased to $7,570,000 in 1993 compared to $4,768,000 in 1992. Costs associated with the increase in production related to open pit operations were responsible for the increase. In addition, the Company incurred a $240,000 charge upon the cancellation of purchase commitments for equipment related to open pit operations.

    General and administrative expenses increased to $812,000 in 1993 compared to $755,000 in 1992. This increase was principally due to increases in management fees.

    The Company recorded charges for restructuring of $633,000 in 1992 in anticipation of abandoning dredge operations. No additional charges were provided in 1993.

    Interest expense decreased to $2,398,000 in 1993 from $2,790,000 in 1992, due to a decrease in the interest rate. At December 25, 1993, the rate charged by Mueller was 3.98 percent compared to 4.06 percent at December 26, 1992.

    The Company received other income of $1,042,000 in 1993 compared to $1,487,000 in 1992. The reduction in other income was due to a decrease in royalty income.

    LIQUIDITY AND CAPITAL RESOURCES

    The Company's working capital requirements are subject to significant fluctuations because of the seasonal nature of operations, operating costs and the operating cycle of open pit mining. Total aggregate operating costs during the first nine months of 1995 were approximately $5.0 million.

    The Company's principal sources of funds are: (a) gold sales, (b) land sales, (c) gravel sales, and (d) royalties. Due to the inherent uncertainties of mineral extraction combined with fluctuations of gold prices which are subject to worldwide factors, the Company cannot reasonably predict the amount of cash realizable from the above-mentioned sources.

    At December 31, 1994, the Company was indebted to Mueller for $94,734,000 in notes, term loans and advances, including interest of $30,812,000. Payment of term loans, advances and interest totaling $91,334,000 are due on demand. The Company does not expect to be able to generate sufficient funds from operations to repay such advances or such term loans. Mueller has provided no assurances that it will not demand payment. To date, Mueller has not discussed circumstances whereby it would demand payment on the credit facilities. Moreover, Mueller has given no indication of "capping" advances to the Company other than declining to guarantee that such advances will be made.

    During 1994, Mueller advanced additional funds to the Company in the form of three separate notes totaling $3,400,000. Principal on each of the notes is due December 31, 2001. The notes are secured by interest in substantially all assets of the Company. In addition, the Company borrowed $2,161,000 from a bank to purchase equipment used in open pit mining operations. This note is payable in quarterly installments of principal and interest through September, 1998. The note is secured by the equipment purchased with proceeds. The note is also guaranteed by Mueller. Mueller's guarantee is secured by a security interest in substantially all assets of the Company. During the first nine months of 1995, the Company borrowed an additional $1,500,000 from Mueller (the "Notes"). The Notes include interest at eight and three-quarters percent (8.75%) per annum payable quarterly beginning June 30, 1995. Principal on the Notes is due December 21, 2001. The Notes are secured by an interest in substantially all assets of the Company. Subsequent to the end of the third quarter, the Company borrowed additional funds from Mueller with terms similar to the above Notes.

    The continued viability of the Company as a going concern is dependent upon its ability to generate sufficient working capital through future profitable operations and/or sales of assets, including land owned by the Company, and to maintain, or restructure its existing financing from Mueller in a manner acceptable to the Company. The Company has no current plans or prospects for restructuring its existing financing from Mueller on terms advantageous to the Company and acceptable to Mueller. The Company's ability to attain and maintain profitable operations is also subject to adverse fluctuations in the market price of gold. If the Company is unable to generate or obtain sufficient working capital, or if demand is made for the payment of the loans and advances made to it by Mueller and its predecessors in interest, the Company's management may have no choice other than to file for protection under the bankruptcy laws. In that event, it is likely that the Public Shareholders would receive no distribution with respect to their shares of Company Stock from the Company's bankruptcy estate.

    At December 31, 1994, the Company did not have any significant commitments for capital expenditures.

    The Company has a restructuring reserve of $1,676,000 to provide for the anticipated expenditures associated with cessation of dredging operations and related costs. In addition, the Company has established an environmental reserve of $1,800,000 to provide for anticipated expenditures of future remediation. Timing of expenditures, and the source of funds to cover such expenditures from both reserves, have not been determined.

    From time to time, the Company has hedged fluctuations in the price of gold by entering into futures contracts to minimize the risk of market fluctuations. No such hedging transactions occurred in 1993 or 1994.

    On August 29, 1994, the Company granted to Mueller an option to purchase gold produced or received as royalties. Terms of the option include establishing the method of pricing Mueller purchases as the average of the London PM price for gold for the first ten days following shipment to the refiner. Sales to Mueller for the year ended December 31, 1994 were $5,309,000.

    IMPACT OF INFLATION

    During the past three years, inflation has not had a significant impact on the Company's operations.

    RESULTS OF OPERATIONS FOR THE FIRST NINE MONTHS OF 1995

    Activity through the third quarter consisted of excavation of pay gravel from the open pit and operation of the wash plant to process pay gravel mined during the preceding winter and spring.

    During the first nine months of 1995, the Company's sales were $3,542,000 (9,199 ounces) compared to $3,636,000 (9,460 ounces) in 1994. Cost of sales decreased to $3,347,000 in 1995 compared to $4,586,000 in 1994. Gold produced increased in 1995 to 17,440 ounces for the first three quarters compared to 12,327 ounces for the same period in 1994. Gold inventory consisted of 9,323 ounces at the end of the quarter. The reduction in cost of sales is due to the decrease in ounces sold as well as efficiencies gained in the open pit method of mining. During 1994, the majority of produced ounces were mined by dredging. In 1995, all the production has been from the open pit method of mining.

    The Company's open pit mining operations involve removing the overburden and stockpiling pay gravel during the winter near the wash plant area. During the summer, after natural thawing, the pay gravel is processed through the wash plant and the gold recovered. The Company determined to hold most of its gold in inventory until completion of the processing operations, which occurred after the end of the third quarter. Thus, the amount of gold in inventory increased over the nine month period. That gold has now been sold, and the net proceeds have been applied towards the Company's existing debt obligations. At the end of the fourth quarter of 1995, the Company's gold inventory was close to zero.

    General and administrative expenses have remained constant in 1995 compared to 1994. Total interest expense has increased in 1995 to $3,454,000 compared to $2,362,000 in 1994. This increase is due to increased borrowings and increased interest rates in 1995. Other income, net, increased to

$1,300,000 for the first nine months of 1995 compared to $1,008,000 in the first nine months of 1994. This increase is due to increases in gravel sales and royalty income offset by a reduction in gains on land sales.

    As of September 30, 1995, the Company was indebted to Mueller for $95,016,000 in term loans and advances.

                 BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
                                 OF THE COMPANY

BENEFICIAL OWNERSHIP


    The following table sets forth, to the best of the Company's knowledge, the beneficial ownership of voting securities, as of December 29, 1995, with respect to (i) each person or group known to the Company to own more than 5% of the outstanding shares of Company Stock and (ii) each director and executive officer of the Company.


    (a) SECURITY OWNERSHIP OF BENEFICIAL OWNERS


    The security ownership of each person known by the Company to be the owner of more than five percent (5%) of the Company Stock as of December 29, 1995 is as follows:


                                                               AMOUNT
                              NAME AND ADDRESS OF           BENEFICIALLY
      TITLE CLASS               BENEFICIAL OWNER                OWNED             PERCENT OF CLASS
------------------------  ----------------------------  ---------------------  -----------------------
Common Stock $.10         Mueller Industries, Inc.      4,250,027 shares of          Approximately 85%
Par Value                 2959 N. Rock Road Wichita,    Company Stock
                          KS 67226

    (b) SECURITY OWNERSHIP OF MANAGEMENT


    As of December 29, 1995, no officer or director was the beneficial owner of any shares of Company Stock. All of the Company's officers and directors as a group own less than 1% of the outstanding common stock of the Major Shareholder.


CERTAIN TRANSACTIONS IN COMPANY STOCK

    On May 5, 1995, Mueller Industries, Inc. purchased in a private transaction 27 shares of Company Stock at a price of $0.25 per share.

PROXY SOLICITATION

    Proxies are being solicited by and on behalf of the Company. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by uses of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Company Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

CURRENT INFORMATION: DELISTING AND DEREGISTRATION

    After the Effective Time, the Company Stock will cease trading entirely, registration of Company Stock under the Exchange Act will terminate and the Company will cease filing reports with the Commission. Moreover, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and 10% shareholders will be relieved of the reporting requirements and "short-swing" trading liability under Section 16 of the Exchange Act.

INDEPENDENT AUDITORS

    Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Special Meeting and will have an opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to questions.

FUTURE SHAREHOLDER PROPOSALS

    If the Merger is not consummated, any shareholder who wishes to present a proposal for inclusion in the Proxy Statement for action at future Annual
Meetings of Shareholders must comply with the rules and regulations of the Commission then in effect. The date by which such proposals must be received by the Company for inclusion in the Company's Proxy Statement for the 1995 Annual Meeting has not yet been determined. If the Merger is not consummated, the Company will inform holders of the Company Stock of the date by which such proposals must be received by the Company for inclusion in the Company's Proxy Statement for the 1995 Annual Meeting of Shareholders.

OTHER BUSINESS

    The Board does not intend to bring any other matters before the Special Meeting and does not know of any matters to be brought before the Special Meeting by others. If any other matter should come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on behalf of the shareholders they represent in accordance with their best judgment.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Auditors.............................................................................        F-2
Statements of Operations for the years ended December 31, 1994, December 25, 1993, and December 26, 1992...        F-3
Balance Sheets as of December 31, 1994 and December 25, 1993...............................................        F-4
Statements of Cash Flows for the years ended December 31, 1994, December 25, 1993, and December 26, 1992...        F-5
Notes to Financial Statements..............................................................................        F-6
Data for the periods ended September 30, 1995 and September 24, 1994.......................................       F-11
Pro Forma Financial Data...................................................................................       F-15
  Condensed Balance Sheet (Unaudited)......................................................................       F-16
  Notes to Pro Forma Financial Data........................................................................       F-17
  Book Value Per Share (Unaudited).........................................................................       F-17

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Alaska Gold Company

    We have audited the accompanying balance sheets of Alaska Gold Company as of December 31, 1994 and December 25, 1993, and the related statements of operations and cash flows of each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alaska Gold Company at December 31, 1994 and December 25, 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As discussed in Note 10 to the financial statements, the Company's stockholders' deficit and significant debt payable to Mueller Industries, Inc. raise substantial doubt about its ability to continue as a going concern. The continued viability of the Company is dependent upon its ability to generate sufficient working capital through future profitable operations and to maintain or restructure its existing financing from Mueller Industries, Inc. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Wichita, Kansas
February 8, 1995

                              ALASKA GOLD COMPANY
                            STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1994, DECEMBER 25, 1993, AND DECEMBER 26, 1992

                                                                                    1994       1993       1992
                                                                                  ---------  ---------  ---------
                                                                                       (IN THOUSANDS, EXCEPT
                                                                                          PER SHARE DATA)
Net sales.......................................................................  $     228  $   8,402  $   6,712
Sales to Mueller................................................................      5,309     --         --
                                                                                  ---------  ---------  ---------
    Total Sales.................................................................      5,537      8,402      6,712
Cost of sales...................................................................      6,332      7,570      4,768
General and administrative expenses.............................................        817        812        755
Restructuring charge............................................................     --         --            633
                                                                                  ---------  ---------  ---------
    Operating income (loss).....................................................     (1,612)        20        556
Interest expense:
  Mueller.......................................................................     (3,496)    (2,396)    (2,790)
  Other.........................................................................        (53)        (2)    --
Other income, net...............................................................      1,656      1,042      1,487
                                                                                  ---------  ---------  ---------
    Loss before income taxes....................................................     (3,505)    (1,336)      (747)
Income tax expense..............................................................     --         --         --
                                                                                  ---------  ---------  ---------
Net loss........................................................................  $  (3,505) $  (1,336) $    (747)
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Number of common shares of Company Stock outstanding............................      5,000      5,000      5,000
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Net loss per share..............................................................  $   (0.70) $   (0.27) $   (0.15)
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

                See accompanying notes to financial statements.

                              ALASKA GOLD COMPANY
                                 BALANCE SHEETS
                 AS OF DECEMBER 31, 1994 AND DECEMBER 25, 1993
                                     ASSETS

                                                                                           1994         1993
                                                                                        -----------  ----------
                                                                                         (IN THOUSANDS, EXCEPT
                                                                                              SHARE DATA)
Current assets:
  Cash................................................................................  $       542  $      350
  Receivables.........................................................................      --              113
  Gold inventories....................................................................          233          61
  Due from affiliate..................................................................          191         200
  Prepaid preparation cost............................................................        1,568         199
  Restricted cash.....................................................................      --              400
                                                                                        -----------  ----------
    Total current assets..............................................................        2,534       1,323
Properties, net.......................................................................        4,155         809
Deferred preparation costs............................................................      --              394
Other assets..........................................................................           25          25
                                                                                        -----------  ----------
    Total assets......................................................................  $     6,714  $    2,551
                                                                                        -----------  ----------
                                                                                        -----------  ----------

                                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Current portion of long-term debt...................................................  $       486  $   --
  Accounts payable....................................................................          239         160
  Accrued expenses....................................................................          314         438
  Deferred income.....................................................................      --              529
  Term loans and advances payable to Mueller..........................................       91,334      88,296
                                                                                        -----------  ----------
    Total current liabilities.........................................................       92,373      89,423
Long-term debt:
  Notes payable to Mueller............................................................        3,400      --
  Other...............................................................................        1,558      --
Environmental reserve.................................................................        1,800       1,800
Restructuring reserve.................................................................        1,436       1,676
                                                                                        -----------  ----------
    Total liabilities.................................................................      100,567      92,899
                                                                                        -----------  ----------
Stockholders' deficit:
  Common stock, $.10 par value; 10,000,000 shares of Company Stock authorized;
   5,000,000 shares of Company Stock issued and outstanding...........................          500         500
  Additional paid-in capital..........................................................        4,897       4,897
  Accumulated deficit.................................................................      (99,250)    (95,745)
                                                                                        -----------  ----------
    Total stockholders' deficit.......................................................      (93,853)    (90,348)
                                                                                        -----------  ----------
Commitments and contingencies.........................................................      --           --
                                                                                        -----------  ----------
    Total liabilities and stockholders' deficit.......................................  $     6,714  $    2,551
                                                                                        -----------  ----------
                                                                                        -----------  ----------

                See accompanying notes to financial statements.

                              ALASKA GOLD COMPANY
                            STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 31, 1994, DECEMBER 25, 1993 AND DECEMBER 26, 1992

                                                                                    1994       1993       1992
                                                                                  ---------  ---------  ---------
                                                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net loss......................................................................  $  (3,505) $  (1,336) $    (747)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Interest not paid on Mueller borrowings.....................................      3,266      2,380      2,788
    Depreciation................................................................        572        242        184
    Depreciation not charged to operations......................................     --         --            (64)
    Gain on sales of land.......................................................     (1,108)      (266)      (249)
    Gain on disposals of machinery and equipment................................        (37)       (76)       (60)
  Changes in assets and liabilities:
    Receivables.................................................................        113       (113)    --
    Inventories.................................................................       (172)       206        532
    Capitalized preparation costs...............................................       (975)     1,991     (1,731)
    Other assets................................................................        409         27       (260)
    Current liabilities.........................................................       (574)        93        622
    Other liabilities...........................................................       (240)       (24)       633
    Other, net..................................................................     --            (32)    --
                                                                                  ---------  ---------  ---------
      Net cash provided by (used in) operating activities.......................     (2,251)     3,092      1,648
                                                                                  ---------  ---------  ---------
Cash flows from investing activities:
  Capital expenditures..........................................................     (3,920)      (224)       (21)
  Proceeds from sales of properties.............................................      1,147        347        612
                                                                                  ---------  ---------  ---------
      Net cash provided by (used in) investing activities.......................     (2,773)       123        591
                                                                                  ---------  ---------  ---------
Cash flows from financing activities:
  Net principal repayments and advances from Mueller............................       (228)    (3,190)       709
  Issuance of notes payable to Mueller..........................................      3,400     --         --
  Issuance of other long-term debt..............................................      2,161     --         --
  Principal repayments on advances from affiliates..............................     --         --         (2,780)
  Repayment of long-term debt...................................................       (117)    --            (14)
                                                                                  ---------  ---------  ---------
      Net cash provided by (used in) financing activities.......................      5,216     (3,190)    (2,085)
                                                                                  ---------  ---------  ---------
Increase in cash................................................................        192         25        154
Cash at beginning of year.......................................................        350        325        171
                                                                                  ---------  ---------  ---------
Cash at end of year.............................................................  $     542  $     350  $     325
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

For supplemental disclosures of cash flow information and financing activities, see notes 1, 5 and 9.

                See accompanying notes to financial statements.

                              ALASKA GOLD COMPANY
                         NOTES TO FINANCIAL STATEMENTS
           DECEMBER 31, 1994, DECEMBER 25, 1993 AND DECEMBER 26, 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION

    Alaska Gold Company (the "Company") mines placer gold deposits in the State of Alaska and is an 85 percent owned subsidiary of Mueller Industries, Inc. ("Mueller").

    GOLD INVENTORIES

    Inventories of gold are carried at the lower of average cost or market. Costs include materials, labor costs, and mining costs including depreciation.

    MINE PREPARATION COSTS

    Expenditures incurred in preparation and excavation of the open pit and extracting gold-bearing gravel from the pit are classified as prepaid preparation costs. These expenditures are capitalized as inventory when the gold-bearing material is processed through the wash plant the following year. Costs also include test drilling and contractor charges associated with all mining functions.

    Expenditures related to the thawing of gold-bearing gravel and stripping of overburden in preparation for dredging operations are classified as deferred preparation costs, and are charged to the cost of production of gold inventories on the units-of-production method based upon average actual costs incurred. Costs charged to production are based upon the quantity of gravel dredged which is determined by engineering estimates performed each year. Expenditures relating to preparation of the dredges for the following operating season are deferred and charged to operations of that season. At December 31, 1994, no expenditures have been deferred related to dredging operations.

    PROPERTIES

    Depreciation of machinery and equipment is provided on the straight-line basis over estimated useful lives ranging from three to seven years. Maintenance, minor repairs, and renewals are charged to operations as incurred. Major repairs and renewals are capitalized and charged against future operations.

    Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is recognized in current operations.

    INCOME TAXES

    The Company is included in Mueller's consolidated federal income tax return. The Company and Mueller have entered into an agreement for the allocation of federal and state income taxes, the general result of which is to have the tax liability of the Company determined on a stand-alone basis. The Company accounts for income taxes under the liability method required by SFAS No. 109, ACCOUNTING FOR INCOME TAXES.

    STATEMENT OF CASH FLOWS

    For purposes of the statement of cash flows, temporary investments with a maturity of three months or less are considered to be cash equivalents.

    RECLASSIFICATION

    Certain amounts in the 1993 and 1992 financial statements have been reclassified to conform with the 1994 presentation.

2.  GOLD INVENTORIES
    Gold inventories at December 31, 1994 and December 25, 1993, consisted of 717 and 217 troy ounces, respectively.

                              ALASKA GOLD COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1994, DECEMBER 25, 1993 AND DECEMBER 26, 1992

3.  PROPERTIES
    Properties are as follows (in thousands):

                                                                          1994       1993
                                                                        ---------  ---------
Land and land improvements............................................  $     207  $     209
Machinery and equipment...............................................      5,992      2,073
                                                                        ---------  ---------
    Total properties, at cost.........................................      6,199      2,282
Less accumulated depletion and depreciation...........................      2,044      1,473
                                                                        ---------  ---------
                                                                        $   4,155  $     809
                                                                        ---------  ---------
                                                                        ---------  ---------

4.  TERM LOANS, AND ADVANCES PAYABLE TO MUELLER
    At December 31, 1994 and December 25, 1993, the Company had $23,753,000 in term loans owed to Mueller. At December 31, 1994 and December 25, 1993, the Company also had advances payable to Mueller of $67,581,000 and $64,543,000, respectively, including unpaid interest amounting to $30,812,000 and $27,546,000. The term loans and advances bear interest, on principal only, at the London Interbank Offering Rate ("LIBOR") plus .75 percent. The interest rate at December 31, 1994 was 6.89 percent.

    Payment of the term loans and advances is due on demand and, accordingly, the balance due is classified as a current liability. The advances have been used by the Company to meet operating costs and to finance working capital requirements. The Company does not currently expect to be able to generate sufficient funds from operations to fully repay the advances or term loans, if payment were demanded by Mueller.

5.  LONG-TERM DEBT
    Long-term debt consists of the following (in thousands):

                                                                          1994       1993
                                                                        ---------  ---------
7% Note Dated February 28, 1994 to Mueller............................  $   2,000  $  --
8.75% Note dated May 27, 1994 to Mueller..............................        600     --
8.75% Note dated August 4, 1994 to Mueller............................        800     --
8.5% Note dated September 19, 1994 to bank............................      2,044     --
                                                                        ---------  ---------
    Total long-term debt..............................................      5,444     --
Less current portion..................................................        486     --
                                                                        ---------  ---------
                                                                        $   4,958  $  --
                                                                        ---------  ---------
                                                                        ---------  ---------

    During 1994, Mueller advanced funds to the Company in the form of three separate Notes totaling $3,400,000. Interest on the Notes is payable quarterly. Principal on each of the Notes is due December 31, 2001. The Notes are secured by an interest in substantially all assets of the Company.

    In 1994, the Company used proceeds of the 8.5 percent bank Note to purchase equipment. This Note is payable in quarterly installments of principal and interest through September, 1998. Annual maturities are $486,000 in 1995, $528,000 in 1996, $575,000 in 1997 and $455,000 in 1998. The Note is secured by the equipment purchased with the proceeds. The Note is also guaranteed by Mueller. Mueller's guarantee is secured by a security interest in substantially all assets of the Company.

    Interest paid on the above Notes plus interest paid on term loans and advances payable to Mueller was $274,000 in 1994, $3,206,000 in 1993, and $2,004,000 in 1992.

                              ALASKA GOLD COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1994, DECEMBER 25, 1993 AND DECEMBER 26, 1992

6.  STOCKHOLDERS' DEFICIT
    Under the Delaware General Corporation Law, the Company is permitted to pay dividends only out of surplus (as defined by such law) or, if there is no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or net profits for the preceding fiscal year (before deducting depletion expense on mineral properties). At December 31, 1994 and December 25, 1993, the Company was prohibited by such law from paying dividends.

    During  1994,  1993,  and  1992,   the  accumulated  deficit  increased   by
$3,505,000, $1,336,000 and $747,000, reflecting the net loss for the respective years.

7.  COMMITMENTS AND CONTINGENCIES
    The Company is subject to environmental standards imposed by federal, state, and local environmental laws and regulations. Expenditures for environmental matters were $425,000 in 1994 and were not significant during 1993, or 1992. To provide for future estimated remediation costs, the Company established a reserve of $1,800,000 in 1991. The timing of expenditures for this remediation has not been determined. No charges have been applied against this reserve in 1994, 1993 or 1992. In the opinion of management, the outcome of any environmental proceedings will not materially affect the overall financial position of the Company.

8.  OTHER INCOME
    "Other income, net" included in the statement of operations consists of the following (in thousands):

                                                                   1994       1993       1992
                                                                 ---------  ---------  ---------
Gain on sales of land..........................................  $   1,108  $     266  $     249
Royalty income.................................................        246        316        690
Sales of waste gravel..........................................         53        321        229
Interest income................................................         49         45         34
Mineral exploration leases.....................................        163         18         39
Gain on disposals of machinery and equipment...................         37         76         60
Other, net.....................................................     --         --            186
                                                                 ---------  ---------  ---------
                                                                 $   1,656  $   1,042  $   1,487
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    At December 25, 1993 the Company had deferred $529,000 of income on the sale of 4.9 acres of land pending resolution of environmental matters. During 1994, remediation of the site was completed and portions of the sale proceeds previously held in escrow, were paid to the Company. The deferred amount less a portion of the remediation costs, resulted in a $503,000 gain which is included in gain on sales of land in 1994.

                              ALASKA GOLD COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1994, DECEMBER 25, 1993 AND DECEMBER 26, 1992

9.  INCOME TAXES
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below (in thousands):

    Deferred tax assets:

                                                                        1994        1993
                                                                     ----------  ----------
Net operating loss carry forwards..................................  $    2,303  $    2,620
Mining expenses....................................................       3,163       4,133
Other accruals and reserves........................................       1,138       1,571
Property, plant and equipment......................................         101         213
                                                                     ----------  ----------
  Total deferred tax assets........................................       6,705       8,537
Less valuation allowance...........................................      (6,705)     (8,537)
                                                                     ----------  ----------
Net deferred tax assets............................................  $   --      $   --
                                                                     ----------  ----------
                                                                     ----------  ----------

    During 1994 and 1993, in accordance with the Company's tax sharing agreement with Mueller, no income taxes were provided. There were no income taxes paid or refunded during the year.

10. GOING CONCERN AND RESTRUCTURING CHARGE
    The Company's stockholders' deficit and significant debt payable to Mueller (see Notes 4, 5 and 6) raise substantial doubt about its ability to continue as a going concern. The continued viability of the Company is dependent upon its ability to generate sufficient working capital through future profitable operation and sales of idle or obsolete assets, including land that the Company does not intend to mine, and to maintain, or restructure its existing financing from Mueller in a manner acceptable to the Company and Mueller. In 1993, management of the Company decided to discontinue dredging operations after the extraction of previously thawed fields and adjacent fields that are naturally thawed. During 1994, the Company performed a pilot project of mining by the open pit method. Management determined that the results of the open pit pilot project were sufficient to justify further open pit mining on a larger scale. If open pit mining is not successful, gold production by the Company could cease and future operations would then consist primarily of land management. The Company would continue leasing mining properties to others, selling gravel and selling real estate.

    To provide for costs associated with restructuring the method of operations to an alternative form, the Company established a restructuring reserve in 1991. In 1992, the Company increased its restructuring reserve by charging an additional $633,000 to operations. The purpose of this reserve is to provide for anticipated expenditures associated with cessation of the dredging operations including dismantling and scrapping the remaining dredges. During 1994, $24,000 was charged against this reserve. The timing of expenditures for the remaining balance of $1,676,000 is undetermined, except for $240,000 which is classified as current.

11. MINE PREPARATION COSTS
    Substantially all mining costs associated with the wintertime excavation of an open pit are classified as prepaid until the pay gravel is processed in the following year. These expenditures, which totaled $1,568,000 in 1994 and $199,000 in 1993, are capitalized as inventory when the processing occurs. In 1994, $394,000 of mine preparation costs associated with dredging was charged to production. At December 31, 1994, no additional amounts remain deferred for preparation costs on dredging operations.

                              ALASKA GOLD COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1994, DECEMBER 25, 1993 AND DECEMBER 26, 1992

12. RELATED PARTY TRANSACTIONS
    On August 29, 1994, the Company granted to Mueller an option to purchase gold produced or received as royalties. Terms of the option include establishing the method of pricing Mueller purchases, as the average of the London PM price for gold for the first ten days following shipment to the refiner. Sales to Mueller for the year ended December 31, 1994 were $5,309,000.

    The Company has transactions, not otherwise disclosed in the financial statements, with affiliates including the payment of management fees and reimbursement of insurance and other expenses. Management fees paid to Arava Natural Resources Company, Inc., a wholly-owned subsidiary of Mueller, were $87,000 in 1994, $108,000 in 1993, and $120,000 in 1992. Management fees paid to
Mueller  were $235,000 in 1994, $163,000 in 1993, and $110,000 in 1992. Payments
to Mueller for reimbursement of insurance and other expenses were $321,000 in 1994, $246,000 in 1993, and $250,000 in 1992.

PART I.  FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS

                              ALASKA GOLD COMPANY
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                         FOR THE QUARTER ENDED       FOR THE NINE MONTHS ENDED
                                                      ----------------------------  ----------------------------
                                                      SEPTEMBER 30,  SEPTEMBER 24,  SEPTEMBER 30,  SEPTEMBER 24,
                                                          1995           1994           1995           1994
                                                      -------------  -------------  -------------  -------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...........................................    $   3,033      $       7      $   3,542      $     220
Sales to Mueller....................................           --          3,416             --          3,416
                                                      -------------  -------------  -------------  -------------
Total sales.........................................        3,033          3,423          3,542          3,636
Cost of sales.......................................        2,035          3,685          3,347          4,586
General and administrative expenses.................          176            210            576            565
                                                      -------------  -------------  -------------  -------------
    Operating income (loss).........................          822           (472)          (381)        (1,515)
Interest expense:
  Mueller...........................................       (1,099)          (910)        (3,332)        (2,356)
  Other.............................................          (38)            (6)          (122)            (6)
  Other income, net.................................          796            383          1,300          1,008
                                                      -------------  -------------  -------------  -------------
    Income (loss) before income taxes...............          481         (1,005)        (2,535)        (2,869)
Income tax expense..................................           --             --             --             --
                                                      -------------  -------------  -------------  -------------
Net income (loss)...................................    $     481      $  (1,005)     $  (2,535)     $  (2,869)
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Number of common shares outstanding.................        5,000          5,000          5,000          5,000
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Net income (loss) per share.........................    $    0.10      $   (0.20)     $   (0.51)     $   (0.57)
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

                See accompanying notes to financial statements.

                              ALASKA GOLD COMPANY
                                 BALANCE SHEETS
                                  (UNAUDITED)

                                                                          SEPTEMBER 30, 1995  DECEMBER 31, 1994
                                                                          ------------------  -----------------
                                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
                                 ASSETS
Current assets:
  Cash and cash equivalents.............................................    $          964       $       542
  Gold inventory........................................................             2,496               233
  Due from affiliate....................................................               183               191
  Prepaid preparation costs.............................................               353             1,568
                                                                                ----------    -----------------
    Total current assets................................................             3,996             2,534
Property and equipment, net.............................................             5,015             4,155
Other assets............................................................                25                25
                                                                                ----------    -----------------
                                                                            $        9,036       $     6,714
                                                                                ----------    -----------------
                                                                                ----------    -----------------


                                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Current portion of long-term debt.....................................    $          496       $       486
  Accounts payable......................................................               260               239
  Accrued expenses......................................................               327               314
  Term loans and advances payable to Mueller............................            95,016            91,334
                                                                                ----------    -----------------
    Total current liabilities...........................................            96,099            92,373
Long-term debt:
  Notes payable to Mueller..............................................             4,900             3,400
  Other.................................................................             1,189             1,558
Environmental reserve...................................................             1,800             1,800
Restructuring reserve...................................................             1,436             1,436
                                                                                ----------    -----------------
    Total liabilities...................................................           105,424           100,567
                                                                                ----------    -----------------
Stockholders' deficit:
  Common stock, $.10 par value; 10,000,000 shares authorized; 5,000,000
   shares issued and outstanding........................................               500               500
  Additional paid-in capital............................................             4,897             4,897
  Accumulated deficit...................................................          (101,785)          (99,250)
                                                                                ----------    -----------------
    Total stockholders' deficit.........................................           (96,388)          (93,853)
                                                                                ----------    -----------------
Commitments and contingencies...........................................                --                --
                                                                                ----------    -----------------
                                                                            $        9,036       $     6,714
                                                                                ----------    -----------------
                                                                                ----------    -----------------

                See accompanying notes to financial statements.

                              ALASKA GOLD COMPANY
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                               FOR THE NINE MONTHS ENDED
                                                                         --------------------------------------
                                                                         SEPTEMBER 30, 1995  SEPTEMBER 24, 1994
                                                                         ------------------  ------------------
                                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net loss.............................................................      $   (2,535)         $   (2,869)
  Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
    Interest not paid on Mueller borrowings............................           3,073               2,309
    Depreciation.......................................................             798                 219
    Gain on sales of land..............................................            (149)               (637)
  Changes in assets and liabilities:
    Receivables........................................................              --                 113
    Inventories........................................................          (2,263)             (1,160)
    Due from affiliate.................................................               8                  63
    Prepaid preparation costs..........................................           1,215                 249
    Current liabilities................................................              34                 341
                                                                                -------             -------
      Net cash provided by (used in) operating activities..............             181              (1,372)
                                                                                -------             -------
Cash flows from investing activities:
  Capital expenditures.................................................          (1,659)             (3,697)
  Proceeds from sales of properties....................................             150                 639
                                                                                -------             -------
      Net cash used in investing activities............................          (1,509)             (3,058)
                                                                                -------             -------
Cash flows from financing activities:
  Issuance of other long-term debt.....................................              --               2,162
  Net principal repayments and advances from Mueller...................             609                 406
  Repayment of other long-term debt....................................            (359)                 --
  Issuance of notes payable to Mueller.................................           1,500               3,400
                                                                                -------             -------
      Net cash provided by financing activities........................           1,750               5,968
                                                                                -------             -------
Increase in cash and cash equivalents..................................             422               1,538
Cash and cash equivalents at the beginning of the period...............             542                 350
                                                                                -------             -------
Cash and cash equivalents at the end of the period.....................      $      964          $    1,888
                                                                                -------             -------
                                                                                -------             -------

                See accompanying notes to financial statements.

                              ALASKA GOLD COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- FINANCIAL STATEMENTS
    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. This information should be read in conjunction with the Company's Annual Report on Form 10-K, including the annual financial statements incorporated therein.

    The accompanying unaudited interim financial statements include all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Certain amounts in the 1994 quarterly financial statements have been reclassified to conform with current period presentation.

    Operations of the Company are seasonal in nature because of the climatic conditions in Alaska. In addition, the Company sells gold based upon gold market conditions and cash needs and does not necessarily sell gold in any given period, quarter, or year. Accordingly, the results of operations for any interim period are not necessarily indicative of the results for any other period or for a full year.

NOTE 2 -- SALES TO MUELLER
    On August 29, 1994, the Company granted to Mueller, the Company's majority stockholder, an option to purchase gold produced or received as royalties. Terms of the option include establishing the method of pricing as the average of the London PM price for gold for the first ten days following shipment to the refiner. During the first nine months of 1995, no produced gold was sold to Mueller. However, in February 1995, Mueller purchased $505,000 of gold received as royalties by the Company.

NOTE 3 -- PREPAID PREPARATION COSTS
    Expenditures related to open pit mining and removal of overburden and pay gravel in preparation for wash plant operations are classified as prepaid preparation costs. These expenditures are capitalized as inventory when the gold-bearing material is processed through the wash plant.

NOTE 4 -- COMMITMENTS AND CONTINGENCIES
    The Company is subject to normal environmental standards imposed by federal, state and local environmental laws and regulations. Management believes that the outcome of any environmental proceedings will not materially affect the overall financial position of the Company.

NOTE 5 -- PROPOSED MERGER TRANSACTION
    On September 1, 1995, the Company's Board of Directors approved an Agreement and Plan of Merger (the Plan). Under the Plan, all of the Company's common stock will be acquired by the majority stockholder, for cash. The Company expects this merger transaction to be completed by the end of this year. The proposed merger will be voted upon by the stockholders of the Company. Mueller, the holder of approximately 85 percent of the outstanding shares, has expressed its intent of voting in favor of the merger.

NOTE 6 -- NOTES PAYABLE TO MUELLER
    During the first nine months of 1995, the Company borrowed an additional $1,500,000 from Mueller (the Notes). The Notes include interest at eight and three quarters percent (8.75%) payable quarterly beginning June 30, 1995. Principal on the Notes is due December 31, 2001, and is secured by an interest in substantially all assets of the Company. Subsequent to the end of the third quarter, the Company borrowed an additional $900,000 from Mueller with terms similar to the above Notes.

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma condensed balance sheet as of December 31, 1994 and September 30, 1995 gives effect to the Merger of Newco with and into Alaska Gold. The pro forma adjustments related to the pro forma condensed balance sheet are computed assuming the Merger was consummated as of the balance sheet dates presented. The pro forma information is based on the historical financial statements of Alaska Gold giving effect to the transaction under the assumptions and adjustments in the accompanying notes to the pro forma financial data.

    The pro forma statements have been prepared based upon the balance sheet of Alaska Gold as of December 31, 1994 and September 30, 1995. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial data should be read in conjunction with the audited financial statements of Alaska Gold contained elsewhere herein.

                              ALASKA GOLD COMPANY
                       PRO FORMA CONDENSED BALANCE SHEET

    The following balance sheet presents the pro forma effect of the proposed transaction. The proposed transaction results in no significant change to capitalization. The effect on the statements of income and cash flow and the ratio of fixed charges is immaterial and, therefore, is not presented.

                                     ASSETS


                                              SEPTEMBER 30, 1995                     DECEMBER 31, 1994
                                      -----------------------------------   ------------------------------------
                                                    PRO FORMA      PRO                    PRO FORMA
                                      HISTORICAL   ADJUSTMENTS    FORMA     HISTORICAL   ADJUSTMENTS   PRO FORMA
                                      ----------   -----------   --------   ----------   -----------   ---------
                                                                    (IN THOUSANDS)
Current assets......................   $   3,996      $ 13(3)    $  4,009    $   2,534      $ 13(3)    $   2,547
Properties, net.....................       5,015     --             5,015        4,155     --              4,155
Other assets........................          25     --                25           25     --                 25
                                      ----------     -----       --------   ----------     -----       ---------
                                       $   9,036      $ 13       $  9,049    $   6,714      $ 13       $   6,727
                                      ----------     -----       --------   ----------     -----       ---------
                                      ----------     -----       --------   ----------     -----       ---------

                                      LIABILITIES & STOCKHOLDERS' DEFICIT

Current term loans and
 advances payable
 to Mueller.........................   $  95,016     -$-         $ 95,016    $  91,334     -$-         $  91,334
Other current liabilities...........       1,083     --             1,083        1,039     --              1,039
                                      ----------     -----       --------   ----------     -----       ---------
  Total current liabilities.........      96,099     --            96,099       92,373     --             92,373
Long-term debt:
  Notes payable to Mueller..........       4,900     --             4,900        3,400     --              3,400
  Other.............................       1,189     --             1,189        1,558     --              1,558
Other Noncurrent liabilities........       3,236     --             3,236        3,236     --              3,236
Stockholders' deficit...............     (96,388)       13(3)     (96,375)     (93,853)       13(3)      (93,840)
                                      ----------     -----       --------   ----------     -----       ---------
                                       $   9,036      $ 13       $  9,049    $   6,714      $ 13       $   6,727
                                      ----------     -----       --------   ----------     -----       ---------
                                      ----------     -----       --------   ----------     -----       ---------


                     See Notes to Pro Forma Financial Data

                              ALASKA GOLD COMPANY
                       NOTES TO PRO FORMA FINANCIAL DATA

1.  BASIS OF PRESENTATION
    The accompanying pro forma condensed balance sheet as of September 30, 1995 and December 31, 1994 have been prepared assuming the transactions described below occurred as of the balance sheet date presented. The pro forma condensed balance sheets do not purport to be indicative of the financial position which actually would have occurred had the transactions described below occurred at an earlier date, or which may be expected to occur in the future. These pro forma condensed balance sheets should be read in conjunction with the historical financial statements of the Company included elsewhere in this Proxy Statement.

2.  PRO FORMA TRANSACTIONS
    The accompanying pro forma condensed balance sheets have been prepared as if the Merger Agreement was effective as of the balance sheet dates presented. Pursuant to the Merger Agreement, the Company will, among other things, (i) merge with Newco, and (ii) purchase all outstanding common stock except the common stock owned by Mueller, which will result in the Company becoming a wholly owned subsidiary of Mueller.

3.  PRO FORMA ADJUSTMENTS TO THE HISTORICAL FINANCIAL STATEMENTS

    (a) Adjustments reflect the following:

    -      Capitalization of Mueller Acquisition Company with $250 thousand cash....  $     250
    -      Purchase of Minority Interest shares of Company Stock for an aggregate          (187)
            price of $187 thousand..................................................
    -      Expenses related to the proposed transaction estimated at $50 thousand...        (50)
                                                                                      ---------
                                                                                      $      13
                                                                                      ---------
                                                                                      ---------

                                                                     BOOK VALUE PER SHARE
                                                   --------------------------------------------------------
                                                   DECEMBER 31,  DECEMBER 25,  SEPTEMBER 30,  SEPTEMBER 24,
                                                       1994          1993          1995           1994
                                                   ------------  ------------  -------------  -------------
a.         Actual Shares of Company Stock            5,000,000     5,000,000      5,000,000      5,000,000
            Outstanding..........................
b.         Total Stockholders' deficit $(000)....   $  (93,853)   $  (90,348)   $   (96,388)   $   (93,217)
                                                   ------------  ------------  -------------  -------------
c.         Book Value per share (b/a)............   $  (18.771)   $  (18.070)   $   (19.278)   $   (18.643)
                                                   ------------  ------------  -------------  -------------
                                                   ------------  ------------  -------------  -------------

                                    ANNEX A


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                              ALASKA GOLD COMPANY,
                            MUELLER INDUSTRIES, INC.
                                      AND
                        MUELLER ACQUISITION CORPORATION

                         DATED AS OF SEPTEMBER 1, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                ARTICLE I
                                                THE MERGER

SECTION     1.1.  Meeting of Alaska Gold's Stockholders; Proxy Statement; Schedule 13E-3..........     A-4
            1.2.  The Merger......................................................................     A-5
            1.3.  Conversion of Outstanding Shares................................................     A-5
            1.4.  Surrender and Exchange..........................................................     A-6
            1.5.  Certificate of Incorporation....................................................     A-6
            1.6.  By-Laws.........................................................................     A-6
            1.7.  Directors and Officers..........................................................     A-6
            1.8.  Stock Transfer Books............................................................     A-6


                                                ARTICLE II
                              REPRESENTATIONS AND WARRANTIES OF ALASKA GOLD

SECTION     2.1.  Corporate Organization..........................................................     A-6
            2.2.  Capitalization..................................................................     A-7
            2.3.  Authorization and Validity of Agreement.........................................     A-7
            2.4.  No Conflict or Violation........................................................     A-7
            2.5.  Consents and Approvals..........................................................     A-7

                                               ARTICLE III
                          REPRESENTATIONS AND WARRANTIES OF MUELLER ACQUISITION

SECTION     3.1.  Corporate Organization..........................................................     A-7
            3.2.  Subsidiaries and Equity Investments.............................................     A-7
            3.3.  Authorization and Validity of Agreement.........................................     A-8
            3.4.  No Conflict or Violation........................................................     A-8
            3.5.  Consents and Approvals..........................................................     A-8

                                                ARTICLE IV
                                REPRESENTATIONS AND WARRANTIES OF MUELLER

SECTION     4.1.  Corporate Organization..........................................................     A-8
            4.2.  Title to Cancelled Shares.......................................................     A-8
            4.3.  Authorization and Validity of Agreement.........................................     A-8
            4.4.  No Conflict or Violation........................................................     A-8

                                                ARTICLE V
                                         COVENANT OF ALASKA GOLD

SECTION     5.1.  Vote............................................................................     A-9

                                                ARTICLE VI
                                     COVENANTS OF MUELLER ACQUISITION

SECTION     6.1.  Conduct of Mueller Acquisition..................................................     A-9
            6.2.  Access to Information...........................................................     A-9
            6.3.  Other Fees and Expenses.........................................................     A-9

                                               ARTICLE VII
                                           COVENANTS OF MUELLER

SECTION     7.1.  Vote............................................................................     A-9
            7.2.  No Sale or Disposition; Waiver..................................................    A-10


                                               ARTICLE VIII
                                             OTHER AGREEMENTS

SECTION     8.1.  Best Efforts....................................................................    A-10
            8.2.  Notification of Certain Matters.................................................    A-10
            8.3.  Further Assurances..............................................................    A-10

                                                ARTICLE IX
                                         CONDITIONS TO THE MERGER

SECTION     9.1.  Conditions to the Obligations of Each Party.....................................    A-10
            9.2.  Conditions to the Obligation of Alaska Gold.....................................    A-11
            9.3.  Conditions to the Obligation of Mueller Acquisition.............................    A-11

                                                ARTICLE X
                                               TERMINATION

SECTION     10.1. Termination.....................................................................    A-12
            10.2. Effect of Termination...........................................................    A-12

                                                ARTICLE XI
                                              MISCELLANEOUS

SECTION     11.1. Notices.........................................................................    A-12
            11.2. Survival........................................................................    A-12
            11.3. Amendment.......................................................................    A-13
            11.4. Waiver..........................................................................    A-13
            11.5. Successors and Assigns..........................................................    A-13
            11.6. Governing Law...................................................................    A-13
            11.7. Integration.....................................................................    A-13
            11.8. Headings and References.........................................................    A-13
            11.9. Counterparts; Effectiveness.....................................................    A-13

                             INDEX TO DEFINED TERMS

DEFINED TERM                                                                                        WHERE DEFINED
-------------------------------------------------------------------------------------------------  ---------------
Agreement........................................................................................  Introduction
Alaska Gold......................................................................................  Introduction
Cancelled Shares.................................................................................  Section 1.3(a)
Certificate of Merger............................................................................  Section 1.2(b)
Common Stock.....................................................................................  Section 2.2
Delaware Law.....................................................................................  Section 1.2(a)
Effective Time...................................................................................  Section 1.2(b)
Exchange Act.....................................................................................  Section 1.1(b)
HSR Act..........................................................................................  Section 2.5
Merger...........................................................................................  Recitals
Merger Consideration.............................................................................  Section 1.3(a)
Mueller..........................................................................................  Introduction
Mueller Acquisition..............................................................................  Introduction
Paying Agent.....................................................................................  Section 1.4(a)
Proxy Statement..................................................................................  Section 1.1(b)
SEC..............................................................................................  Section 1.1(b)
Schedule 13E-3...................................................................................  Section 1.1(b)
Shares...........................................................................................  Section 1.3(a)
Special Meeting..................................................................................  Section 1.1(a)
Surviving Corporation............................................................................  Section 1.2(a)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of September 1, 1995 (this "AGREEMENT") by and among ALASKA GOLD COMPANY, a Delaware corporation ("ALASKA GOLD"), MUELLER ACQUISITION CORPORATION, a Delaware corporation ("MUELLER ACQUISITION"), and MUELLER INDUSTRIES, INC., a Delaware Corporation ("MUELLER").

    WHEREAS, Mueller Acquisition is wholly owned by Mueller;

    WHEREAS, Mueller owns shares of common stock of Alaska Gold;

    WHEREAS, the parties hereto desire to effect the merger of Mueller Acquisition with and into Alaska Gold (the "MERGER") pursuant to the terms of this Agreement;

    WHEREAS, upon the consummation of the Merger, each share of common stock of Mueller Acquisition will be converted into and become one share of common stock of the surviving corporation; and

    WHEREAS, the Board of Directors of each of Alaska Gold and Mueller Acquisition have determined that the Merger contemplated hereby is fair to and in the best interests of Alaska Gold and its shareholders and Mueller Acquisition and its sole shareholder;

    NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1.    MEETING  OF ALASKA  GOLD'S  STOCKHOLDERS;  PROXY  STATEMENT;
SCHEDULE 13E-3. (a) Alaska Gold will take all action necessary in accordance with applicable law to convene a meeting of its stockholders (the "SPECIAL MEETING") as promptly as practicable after the date hereof to consider and vote upon the Merger. The Board of Directors of Alaska Gold, subject to its fiduciary duties as advised by counsel, will recommend that Alaska Gold's stockholders vote in favor of the Merger and the approval and adoption of this Agreement.

    (b) As soon as practicable, Alaska Gold shall file with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and shall use its best efforts to have cleared by the SEC, a proxy statement (together with any amendments or supplements thereto, the "PROXY STATEMENT"), with respect to the Special Meeting. In addition, Alaska Gold and Mueller Acquisition shall file with the SEC and make available to Alaska Gold's stockholders, as required by applicable law, a joint Schedule 13E-3 (together with any amendments or supplements thereto, the "SCHEDULE 13E-3") with respect to the Special Meeting and the Merger. Mueller Acquisition and Mueller will provide all information relating to them or their affiliates (other than Alaska
Gold) for use in preparation of the Proxy Statement and Schedule 13E-3. Alaska Gold will provide all information, other than that relating to Mueller Acquisition, Mueller or their respective affiliates (other than Alaska Gold), for use in the Proxy Statement and in the Schedule 13E-3. The information provided and to be provided by Alaska Gold, Mueller Acquisition and Mueller, respectively, for use in the Proxy Statement and in the Schedule 13E-3 shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information not misleading as of the date of the Proxy Statement or the Schedule 13E-3, as the case may be, and as of the date of the Special Meeting. Alaska Gold will promptly advise Mueller Acquisition and Mueller and Mueller Acquisition or Mueller, as the case may be, will promptly advise Alaska Gold, in writing, if at any time prior to the Effective Time (as defined in Section 1.2 (b)) Alaska Gold, Mueller Acquisition or Mueller shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement or the Schedule 13E-3 in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Proxy Statement shall contain the recommendation of the Board of Directors of Alaska Gold referred to in subdivision (a) of this Section 1.1 as well as the conclusion of the Board of Directors of Alaska Gold that the terms and conditions of the Merger are fair to the stockholders of Alaska Gold (other than Mueller).

    SECTION 1.2. THE MERGER. (a) At the Effective Time, the Merger shall occur in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), whereupon the separate existence of Mueller Acquisition shall cease, and Alaska Gold shall be the surviving corporation (the "SURVIVING CORPORATION").

    (b) As soon as practicable after all of the conditions set forth in Article IX have been satisfied or waived, Alaska Gold and Mueller Acquisition will file, or cause to be filed, with the Secretary of State of the State of Delaware a certificate of merger for the Merger in accordance with Delaware Law (the "CERTIFICATE OF MERGER"). The Merger shall become effective at the time such filing is made or at such other time as is set forth in the Certificate of Merger (the "EFFECTIVE TIME").

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Alaska Gold and Mueller Acquisition, all as provided under Delaware Law.

    SECTION 1.3.  CONVERSION OF OUTSTANDING SHARES.

    (a) At the Effective Time:

        (i)  each share of  Common Stock (as  defined in Section  2.2) of Alaska
    Gold (a "SHARE" and, collectively, the "SHARES") outstanding immediately prior to the Effective Time (except for the Cancelled Shares hereinafter refered to) shall, except as otherwise provided in subsections (a)(iii) and
    (b) of this Section 1.3, be converted into and represent the right to receive $0.25 in cash (the "MERGER CONSIDERATION");

        (ii) each Share held by Mueller outstanding immediately prior to the Effective Time (a "CANCELLED SHARE" and, collectively, the "CANCELLED SHARES") shall, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any conversion thereof; PROVIDED, HOWEVER, that in connection with, and only in connection with, the consummation of the Merger, Mueller waives its right to receive the Merger Consideration and consents to being treated less favorably than the other stockholders of Alaska Gold; and

       (iii) each share of common stock of Mueller Acquisition outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

    (b) Notwithstanding subsection (a)(i) of this Section 1.3, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration pursuant to such subsection (a)(i) unless such holder fails to perfect or withdraws or loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall thereupon be deemed to have been converted into and to represent the right to receive, at the Effective Time, the Merger Consideration pursuant to the terms of subsection
(a)(i) of this Section 1.3, without any interest thereon or addition thereto. Alaska Gold shall give Mueller Acquisition prompt notice of any demands received by Alaska Gold for appraisal of Shares, and Mueller Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands. Alaska Gold shall not, except with the prior written consent of Mueller Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

    SECTION 1.4. SURRENDER AND EXCHANGE. (a) Promptly after the Effective Time, the Surviving Corporation, or such bank or trust company acting as paying agent (the "PAYING AGENT") for the Merger pursuant to an agreement in a form to be mutually agreed upon by Alaska Gold and Mueller Acquisition, shall mail or cause to be mailed to each holder of Shares at the Effective Time a letter of transmittal for use in surrendering for exchange the certificate or certificates representing such Shares. After the Effective Time, each such holder, upon surrender to the Paying Agent of such certificate or certificates (together with such letter of transmittal duly executed), will be entitled to receive the Merger Consideration. Until so surrendered, each such certificate shall after the Effective Time represent for all purposes only the right to receive the Merger Consideration. At the Effective Time, Mueller Acquisition shall furnish or cause to be furnished to the Paying Agent funds equal to the aggregate Merger Consideration payable to the holders of Shares. After the Effective Time, there shall be no further registration or transfers of Shares. The Surviving Corporation shall establish reasonable procedures for the delivery of the Merger Consideration to holders of Shares whose stock certificates have been lost, destroyed or mutilated.

    (b)  If any delivery of  the Merger Consideration is  to be made pursuant to
Section 1.3(a)(i) to a person other than the registered holder of the certificate or certificates surrendered in exchange therefor, it shall be a condition to such delivery that the certificate or certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such delivery shall (i) pay to the Paying Agent any transfer or other taxes required as a result of delivery to a person other than the registered holder or (ii) establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

    (c) Any holder of Shares who has not exchanged his Shares for the Merger Consideration in accordance with subsection (a) within six months after the Effective Time shall have no further claim upon the Paying Agent and shall thereafter look only to the Surviving Corporation for payment in respect of his Shares. Notwithstanding the foregoing, no party hereto shall be liable to a holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

    SECTION 1.5. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Alaska Gold as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 1.6. BY-LAWS. The By-Laws of Alaska Gold as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 1.7. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (a) the directors of Alaska Gold at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Alaska Gold at the Effective Time shall be the officers of the Surviving Corporation.

    SECTION  1.8.   STOCK  TRANSFER  BOOKS.   At  the Effective  Time  the stock
transfer books of Alaska Gold shall be closed and no transfer of shares of Common Stock shall thereafter be made on such stock transfer books.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                                 OF ALASKA GOLD

    Alaska Gold represents and warrants to Mueller Acquisition and Mueller that:

    SECTION  2.1.   CORPORATE ORGANIZATION.   Alaska Gold is  a corporation duly
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

    SECTION 2.2. CAPITALIZATION. The authorized capital stock of Alaska Gold consists of 10,000,000 shares, consisting of 10,000,000 shares of Common Stock, par value $0.10 per share (the "COMMON STOCK"), 5,000,000 shares of which are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable and no personal liability attaches to the ownership thereof. The Common Stock is the only outstanding capital stock of Alaska Gold.

    SECTION 2.3. AUTHORIZATION AND VALIDITY OF AGREEMENT. Alaska Gold has the corporate power to enter into this Agreement, to carry out its obligations hereunder, and to consummate the Merger. The execution and delivery of this Agreement and the performance of Alaska Gold's obligations hereunder have been duly authorized by all necessary corporate action, including, without limitation, by the Board of Directors of Alaska Gold. The consummation of the Merger has been duly authorized by all necessary corporate action, other than the affirmative vote of the stockholders of Alaska Gold in accordance with applicable law and this Agreement, and approval of the Merger by the stockholders of Alaska Gold has been recommended by the Board of Directors of Alaska Gold. This Agreement has been duly executed by Alaska Gold and constitutes the valid and binding obligation of Alaska Gold enforceable against Alaska Gold in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 2.4. NO CONFLICT OR VIOLATION. As of the date hereof and as of the Effective Time, the execution, delivery and performance by Alaska Gold of this Agreement and consummation of the Merger does not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Alaska Gold, or (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority.

    SECTION 2.5. CONSENTS AND APPROVALS. As of the Effective Time, no material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and no material declaration or notification to or filing or registration with any such governmental or regulatory authority, is required on the part of Alaska Gold in connection with the execution and delivery of this Agreement by Alaska Gold, the performance by Alaska Gold of its obligations hereunder, or the consummation of the Merger, other than in connection with or in compliance with the applicable provisions of Delaware Law, the Exchange Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT").

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                             OF MUELLER ACQUISITION

    Mueller Acquisition represents and warrants to Alaska Gold that:

    SECTION 3.1. CORPORATE ORGANIZATION. Mueller Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Since its date of incorporation, Mueller Acquisition has not engaged in any activities not related to the acquisition, or proposed acquisition, of Shares or the transactions contemplated by this Agreement and the Merger and as of the Effective Time Mueller Acquisition will have no liabilities other than those incurred to facilitate or in connection with the acquisition, or proposed acquisition, of Shares or the transactions contemplated by this Agreement and the Merger.

    SECTION 3.2. SUBSIDIARIES AND EQUITY INVESTMENTS. As of the date of this Agreement there are no corporations of which Mueller Acquisition owns, directly or indirectly, shares of capital stock having in the aggregate 50% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation.

    SECTION 3.3. AUTHORIZATION AND VALIDITY OF AGREEMENT. Mueller Acquisition has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, the performance of Mueller Acquisition's obligations hereunder and the consummation of the Merger have been duly authorized by the Board of Directors and by the sole stockholder of Mueller Acquisition and no other proceedings on the part of Mueller Acquisition are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Mueller Acquisition and is the legal, valid and binding obligation of Mueller Acquisition, enforceable against Mueller Acquisition in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 3.4. NO CONFLICT OR VIOLATION. As of the date hereof and as of the Effective Time, the execution, delivery and performance by Mueller Acquisition of this Agreement and consummation of the Merger does not and will not (i) violate or conflict with any provision of the charter documents or By-Laws of Mueller Acquisition, or (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority.

    SECTION 3.5. CONSENTS AND APPROVALS. As of the Effective Time, no material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and no material declaration or notification to or filing or registration with any such governmental or regulatory authority, is required on the part of Mueller Acquisition in connection with the execution and delivery of this Agreement by Mueller Acquisition, the performance by Mueller Acquisition of its obligations hereunder, or the consummation of the Merger, other than in connection with or in compliance with the applicable provisions of Delaware Law, the Exchange Act or the HSR Act.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                   OF MUELLER

    Mueller represents and warrants to Alaska Gold that:

    SECTION 4.1.    CORPORATE  ORGANIZATION.   Mueller  is  a  corporation  duly
organized, validly existing and in good standing under the laws of the State of Delaware.

    SECTION 4.2. TITLE TO CANCELLED SHARES. All of the Cancelled Shares are owned of record and beneficially by Mueller free and clear of all liens.

    SECTION 4.3. AUTHORIZATION AND VALIDITY OF AGREEMENT. Mueller has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Mueller's obligations hereunder have been duly authorized by the board of directors of Mueller and no other proceedings on the part of Mueller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Mueller and is the legal, valid and binding obligation of Mueller, enforceable against Mueller in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 4.4. NO CONFLICT OR VIOLATION. As of the date hereof and as of the Effective Time, the execution, delivery and performance by Mueller of this Agreement and consummation of the Merger does not and will not (i) violate or conflict with any provision of the charter documents or By-Laws of Mueller, or
(ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority.

                                   ARTICLE V
                            COVENANT OF ALASKA GOLD

    Alaska Gold agrees that:

    SECTION 5.1. VOTE. From and after the date hereof, Alaska Gold will, to the extent required by applicable law or as otherwise reasonably requested by Mueller Acquisition and in accordance with Delaware Law and its Certificate of Incorporation and By-Laws, use its best efforts to (a) solicit from the stockholders of Alaska Gold proxies in favor of the approval of this Agreement and (b) take all other action necessary or helpful to secure a vote of stockholders in favor of the Merger and to approve this Agreement.

                                   ARTICLE VI
                        COVENANTS OF MUELLER ACQUISITION

    Mueller Acquisition agrees that:

    SECTION 6.1. CONDUCT OF MUELLER ACQUISITION. From and after the date of this Agreement and until the Effective Time, Mueller Acquisition shall conduct its business solely in the ordinary course consistent with past practice and, without the prior written consent of Alaska Gold, will not, except as required or permitted pursuant to the terms hereof or as may occur in the ordinary course of business consistent with past practice:

        (i) make any change in its Certificate of Incorporation; or

        (ii) take any other action that would cause any of the representations and warranties made in this Agreement not to remain true and correct; or

       (iii) commit itself to do any of the foregoing.

    SECTION 6.2. ACCESS TO INFORMATION. From and after the date hereof and subject to the execution of such confidentiality agreements as Mueller Acquisition shall reasonably require, Mueller Acquisition will give Alaska Gold and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Mueller Acquisition and will instruct Mueller Acquisition's employees, counsel and financial advisors to cooperate with any such person in its investigation of Mueller Acquisition.

    SECTION 6.3. OTHER FEES AND EXPENSES. Whether or not the Merger is consummated (except as provided below), from and after the date hereof and without the execution of any further instrument, Mueller Acquisition will (a) assume all of the obligations of Mueller and of any entity formed by it for purposes of completing the Merger (including but not limited to Mueller Acquisition) including, without limitation, indemnities, contribution, compensation and expense reimbursements. Mueller Acquisition will pay all reasonable attorneys' fees, expenses and disbursements of Alaska Gold incurred prior to or after the date hereof in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Mueller Acquisition shall not be obligated to assume any obligation or to pay any fees and expenses under this Section 6.3 if this Agreement is terminated because of a material breach by Alaska Gold of any of its representations, warranties or covenants contained hereunder.

                                  ARTICLE VII
                              COVENANTS OF MUELLER

    Mueller agrees that:

    SECTION 7.1. VOTE. Mueller will vote the Cancelled Shares in favor of the approval and adoption of this Agreement and the approval of the Merger.

    SECTION 7.2. NO SALE OR DISPOSITION; WAIVER. From and after the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement, Mueller will not sell or otherwise dispose of any Cancelled Shares other than to any of its respective affiliates or otherwise to facilitate the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                                OTHER AGREEMENTS

    The parties hereto agree that:

    SECTION 8.1. BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including without limitation under the HSR Act, to consummate the transactions contemplated by this Agreement as promptly as possible.

    SECTION 8.2. NOTIFICATION OF CERTAIN MATTERS. Each party to this Agreement will give prompt notice to the other parties hereof of:

        (i) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

        (ii)  any  notice  or  other  communication  from  any  governmental  or
    regulatory  agency  or  authority   in  connection  with  the   transactions
    contemplated by this Agreement;

       (iii) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Alaska Gold on the one hand, or Mueller Acquisition and/or Mueller on the other hand, which is reasonably likely to affect materially the transactions contemplated by this Agreement;

       (iv) the occurrence, or failure to occur, of any event or change in circumstances where such occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue and inaccurate in any material respect at any time from the date hereof to the Effective Time; and

        (v) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

No such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

    SECTION 8.3. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Alaska Gold or Mueller Acquisition, any deeds, bills of sale, assignments or assurances and to take and do in the name and on behalf of Alaska Gold or Mueller Acquisition any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Alaska Gold acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

    SECTION 9.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Alaska Gold and Mueller Acquisition to consummate the Merger are subject to
(a) the approval of the Merger and this Agreement at the Special Meeting by the affirmative vote of at least the holders of a majority of the

Shares outstanding on the record date of such Special Meeting (b) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, (c) the absence of any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining the consummation of the Merger, and (d) the receipt of an opinion of counsel to Alaska Gold, in form and substance reasonably satisfactory to Alaska Gold and Mueller Acquisition, as to the validity of the Merger under Delaware Law.

    SECTION 9.2. CONDITIONS TO THE OBLIGATION OF ALASKA GOLD. The obligation of Alaska Gold to consummate the Merger is subject to the satisfaction or waiver of the following further conditions:

        (a) Mueller Acquisition shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (b) the representations and warranties of Mueller Acquisition contained in this Agreement and in any certificate or other writing delivered by Mueller Acquisition pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than any inaccuracies in such representations or warranties that are attributable to Alaska Gold);

        (c) receipt by Alaska Gold of a certificate signed by an executive officer of Mueller Acquisition to the effect set forth in paragraphs (a) and
    (b) of this Section; and

        (d) no action or proceeding shall have been commenced or threatened for the purpose of obtaining an injunction, order or damages before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, which Alaska Gold shall on advice of counsel, reasonably determine would (1) result in the imposition of material limitations on the ability of Alaska Gold or Mueller Acquisition effectively to consummate the Merger, (2) have the effect of rendering the Merger violative of any applicable law, or (3) have a material adverse effect on the business, assets or financial condition of the Surviving Corporation.

    SECTION 9.3.   CONDITIONS TO  THE OBLIGATION  OF MUELLER  ACQUISITION.   The
obligation of Mueller Acquisition to consummate the Merger is subject to the satisfaction or waiver of the following further conditions:

        (a) Alaska Gold shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (b) the representations and warranties of Alaska Gold contained in this Agreement and in any certificate or other writing delivered by Alaska Gold pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time;

        (c) receipt by Mueller Acquisition of a certificate signed by an executive officer of Alaska Gold to the effect set forth in paragraphs (a) and (b) of this Section;

        (d) the holders of not more than 5% of the outstanding shares of Common Stock shall have exercised their appraisal rights in the Merger in accordance with Delaware Law; and

        (e) no action or proceeding shall have been commenced or threatened for the purpose of obtaining an injunction, order or damages before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, which Mueller Acquisition shall on advice of counsel, reasonably determine would (1) result in the imposition of material limitations on the ability of Alaska Gold or Mueller Acquisition effectively to consummate the Merger, (2) have the effect of rendering the Merger violative of any applicable law, or (3) have a material adverse effect on the business, assets or financial condition of the Surviving Corporation.

                                   ARTICLE X
                                  TERMINATION

    SECTION 10.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

        (a) by mutual written consent of Alaska Gold and Mueller Acquisition after approval of their respective Board of Directors; or

        (b) by either Alaska Gold or Mueller Acquisition after approval of the Board of Directors of Alaska Gold or Mueller Acquisition, as the case may be, if the Merger has not been consummated on or before December 1, 1995; PROVIDED, HOWEVER, that neither party may terminate this Agreement pursuant to this clause (b) if the failure of such party to fulfill any of its obligations under this Agreement shall have been the reason that the Merger shall not have been consummated on or before said date.

    SECTION 10.2.   EFFECT  OF TERMINATION.   If  this Agreement  is  terminated
pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

                                   ARTICLE XI
                                 MISCELLANEOUS

    SECTION 11.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

        (a) if to Alaska Gold to:

            Alaska Gold Company
           2959 North Rock Road
           Wichita, Kansas 67226
           Facsimile: (316) 636-6390
           Attention: Gary L. Barker

        (b) if to Mueller Acquisition to:

            Mueller Acquisition Corporation
           c/o Alaska Gold Company
           2959 North Rock Road
           Wichita, Kansas 67226
           Facsimile: (316) 636-6390
           Attention: William H. Hensley

or such other address or facsimile number as such party may hereafter specify by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is provided, (ii) if given via United States mail, three days after such notice is deposited in the mail in a postage pre-paid envelope, or (iii) if given by any other means, when delivered at the address specified in this Section.

    SECTION  11.2.    SURVIVAL.    None  of  the  representations,   warranties,
agreements or covenants contained herein shall survive the Effective Time except for the agreements contained in Sections 1.3, 1.4, 1.5 and 8.3.

    SECTION 11.3. AMENDMENT. Subject to applicable law, any provision of this Agreement may be amended by the parties hereto, by action of each of their respective Board of Directors or by their respective officers duly authorized by such Board of Directors, at any time prior to the Effective Time. Any amendment to this Agreement shall be in writing signed by all the parties hereto.

    SECTION 11.4. WAIVER. (a) At any time prior to the Effective Time, Mueller Acquisition on the one hand, and Alaska Gold on the other hand, may (i) extend the time for the performance of any agreement of the other party or parties hereto, (ii) waive any accuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any agreement or condition contained herein; PROVIDED, HOWEVER, that if such waiver would have the same effect as any decrease of the amount or change in the type of the Merger Consideration or any amendment to Article IX,
Article X or Section 11.3 hereof, such waiver shall also be approved by the respective Board of Directors of each of Alaska Gold and Mueller Acquisition. Any agreement on the part of any party to any such extension or waiver shall be effective only if set forth in a writing signed on behalf of such party and delivered to the other parties.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 11.5. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that no party may assign or otherwise transfer any of its rights under this Agreement without the consent of the other parties hereto.

    SECTION 11.6.    GOVERNING  LAW.   This  Agreement  shall  be  construed  in
accordance with and governed by the internal laws of the State of Delaware without regard to principles of conflict of laws.

    SECTION 11.7.  INTEGRATION.   This Agreement  embodies the entire  agreement
and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

    SECTION 11.8. HEADINGS AND REFERENCES. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

    SECTION 11.9. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                          ALASKA GOLD COMPANY

                                          By: /s/_Gary L. Barker________________
                                              Name: Gary L. Barker
                                              Title:  President

                                          MUELLER ACQUISITION CORPORATION

                                          By: /s/_William H. Hensley____________
                                              Name: William H. Hensley
                                              Title:  President and Secretary

                                          MUELLER INDUSTRIES, INC.

                                          By: /s/_William H. Hensley____________
                                              Name: William H. Hensley
                                              Title:  Vice President, General
                                          Counsel and
                                                    Secretary

                              ALASKA GOLD COMPANY
                              2959 NORTH ROCK ROAD
                             WICHITA, KANSAS 67226

                                                                January 10, 1996

Mueller Acquisition Corporation
c/o Alaska Gold Company
2959 North Rock Road
Wichita, Kansas 67226

Mueller Industries, Inc.
2959 North Rock Road
Wichita, Kansas 67226

Attention: William H. Hensley

Re:  Merger Agreement -- Amendment No. 1
-------------------------------------------

    Reference is made to that certain Agreement and Plan of Merger By and Among Alaska Gold Company, Mueller Industries, Inc. and Mueller Acquisition
Corporation, dated as of September 1, 1995 (the "Merger Agreement"). The undersigned, by this letter confirm their understanding and agreement with respect to certain matters as set forth below.

    1. The date "December 1, 1995" is hereby deleted from Section 10.1(b) of the Merger Agreement and replaced with the date "March 15, 1996."

    2. This amendment will become effective when executed as provided by all parties.

                                          Very truly yours,

                                          ALASKA GOLD COMPANY

                                          By: /s/_Gary L. Barker________________
                                              Gary L. Barker
                                              President
Accepted and Agreed to this
10th day of January, 1996

MUELLER ACQUISITION CORPORATION

By: /s/_William H. Hensley_________
    William H. Hensley
    President and Secretary

MUELLER INDUSTRIES, INC.

By: /s/_William H. Hensley_________
    William H. Hensley
    Vice President, General Counsel
     and Secretary

                              ALASKA GOLD COMPANY


                              2959 NORTH ROCK ROAD


                             WICHITA, KANSAS 67226



                                                                February 5, 1996



Mueller Acquisition Corporation


c/o Alaska Gold Company


2959 North Rock Road


Wichita, Kansas 67226



Mueller Industries, Inc.


2959 North Rock Road


Wichita, Kansas 67226



Attention: William H. Hensley



Re: Merger Agreement -- Amendment No. 2

-------------------------------------------


    Reference is made to that certain Agreement and Plan of Merger By and Among Alaska Gold Company, Mueller Industries, Inc. and Mueller Acquisition
Corporation, dated as of September 1, 1995, as amended January 10, 1996 (the "Merger Agreement"). The undersigned, by this letter confirm their understanding and agreement with respect to certain matters as set forth below.



    1. The date "March 15, 1996" is hereby deleted from Section 10.1(b) of the Merger Agreement and replaced with the date "June 30, 1996."



    2. This amendment will become effective when executed as provided by all parties.



                                          Very truly yours,



                                          ALASKA GOLD COMPANY



                                          By: /s/_Gary L. Barker________________


                                              Gary L. Barker


                                              President


Accepted and Agreed to this


5th day of February, 1996



MUELLER ACQUISITION CORPORATION



By: /s/_William H. Hensley_________


    William H. Hensley


    President and Secretary



MUELLER INDUSTRIES, INC.



By: /s/_William H. Hensley_________


    William H. Hensley


    Vice President, General Counsel


     and Secretary

                                    ANNEX B

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

    262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:


        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this title.


        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


    (l) The shares of the surviving or resulting corporation to which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

PROXY

                              ALASKA GOLD COMPANY
                 SPECIAL MEETING OF SHAREHOLDERS MARCH 14, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints GARY L. BARKER and RICHARD W. CORMAN, and each of them, Proxies of the undersigned with power of substitution to each, to vote all shares of Alaska Gold Company (the "Company") which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on March 14, 1996 at 9:00 a.m. local time at the offices of the Company at 2959 N. Rock Road, 5th Floor Conference Room, Wichita, Kansas 67226.

1.         APPROVAL  AND ADOPTION OF AGREEMENT  AND PLAN OF MERGER. Approval  and adoption of the  Agreement and Plan of Merger, dated as of  September 1,  1995 (the  "Merger Agreement"),  among the  Company, Mueller  Acquisition Corporation  and
           Mueller Industries, Inc., as described in the Proxy Statement.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2.         TRANSACTION  OF OTHER BUSINESS.  Transaction of such  other business as may  properly come before  the meeting or any adjournments or postponements thereof.

                          (CONTINUED ON REVERSE SIDE)

SHARES WILL BE VOTED AS  DIRECTED EXCEPT THAT IF NO  DIRECTION IS GIVEN, THIS  PROXY WILL BE VOTED IN  FAVOR OF PROPOSAL 1.  THE
UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF THE COMPANY DATED FEBRUARY 12, 1996.

                                           DATED: _______________________ , 1996
                                           _____________________________________
                                                        (Signature)
                                           _____________________________________
                                               (Signature, if jointly held)
                                           _____________________________________
                                           Title: ______________________________

                                           Please  sign  exactly  as  your  name
                                           appears on  your  stock  certificate.
                                           When   shares   are  held   by  joint
                                           tenants,  both   should  sign.   When
                                           signing  as  an  attorney,  executor,
                                           administrator, trustee  or  guardian,
                                           give   full  title  as   such.  If  a
                                           corporation, sign in full corporation
                                           name by President or other authorized
                                           officer. If  a partnership,  sign  in
                                           partnership    name   by   authorized
                                           person. This Proxy  votes all  shares
                                           in all capacities.

              PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY.